The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-186617

SUBJECT TO COMPLETION

Preliminary Prospectus Supplement, Dated February 12, 2013
(To Prospectus Dated February 12, 2013)

20,000,000 Depositary Shares
Each Representing a 1/40th Interest in a Share of
Series A Mandatory Convertible Preferred Stock, Class A

Cliffs Natural Resources Inc.

Depositary Shares

We are offering 20,000,000 depositary shares, each of which represents a 1/40th interest in a share of our   % Series A Mandatory Convertible Preferred Stock, Class A, without par value, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. The shares of mandatory convertible preferred stock will be deposited with Wells Fargo Bank, N.A., as bank depositary, pursuant to a deposit agreement. Holders of the depositary shares will be entitled to a proportional fractional interest in the rights and preferences of the mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of such deposit agreement.

Dividends on our mandatory convertible preferred stock will be payable on a cumulative basis when, as and if declared by our board of directors at an annual rate of   % on the liquidation preference of $1,000 per share. We will pay declared dividends in cash on February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2013 and to, and including, February 15, 2016.

Each share of our mandatory convertible preferred stock has a liquidation preference of $1,000 (and, correspondingly, each depositary share has a liquidation preference of $25). Each share of our mandatory convertible preferred stock will automatically convert on the third business day immediately following the end of the final averaging period into between      and      of our common shares, par value $0.125 per share (respectively, the “minimum conversion rate” and the “maximum conversion rate”) (and, correspondingly, each depositary share will automatically convert into between       and        of our common shares), subject to anti-dilution adjustments. The number of our common shares issuable on conversion will be determined based on the average VWAP (as defined herein) of our common shares over the 20 trading day period beginning on, and including, the 23rd scheduled trading day prior to February 15, 2016, which we refer to herein as the “final averaging period.” At any time prior to February 15, 2016, a holder of 40 depositary shares may cause the bank depositary to convert one share of our mandatory convertible preferred stock, on such holder’s behalf, into a number of our common shares equal to the minimum conversion rate, subject to anti-dilution adjustments. If a holder of 40 depositary shares causes the bank depositary to convert one share of our mandatory convertible preferred stock, on such holder’s behalf, during a specified period beginning on the effective date of a fundamental change (as described herein), the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a fundamental change dividend make-whole amount (as described herein).

Concurrently with this offering, we are also making a public offering of 9,000,000 of our common shares. The common shares will be offered pursuant to a separate prospectus supplement. The public offering price of our common shares is $     per share. In that offering, we have granted the underwriters of that offering an option to purchase up to an additional 1,350,000 of our common shares. The closing of our offering of the depositary shares is not conditioned upon the closing of the concurrent offering of our common shares, and the closing of the concurrent offering of common shares is not conditioned upon the closing of this offering of the depositary shares.

Prior to this offering, there has been no public market for the depositary shares. We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol “CLV.” Our common shares are listed on The New York Stock Exchange under the symbol “CLF.”

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-16 of this prospectus supplement.

	Per Depositary Share	Total
Public Offering Price	$	$
Underwriting Discount and Commissions	$	$
Proceeds to us (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 3,000,000 depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the depositary shares to investors on or about February   , 2013.

J.P. Morgan	BofA Merrill Lynch

Prospectus Supplement dated February    , 2013.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the common shares we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriters are not, making offers to sell the common shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” “our” or “Cliffs” or other similar terms mean Cliffs Natural Resources Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. As used in this prospectus supplement, the term “ton” means a long ton (equal to 2,240 pounds) when referring to our U.S. Iron Ore business segment, the term “ton” means a short ton (equal to 2,000 pounds) when referring to our North American Coal business segment and the term “metric ton” means a metric ton (equal to 1,000 kilograms or 2,205 pounds) when referring to our Asia Pacific Iron Ore and Eastern Canadian Iron Ore business segments.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at www.cliffsnaturalresources.com. The information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

S-ii

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of common shares described in this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;
•	our Definitive Proxy Statement for our 2012 Annual Meeting of Shareholders, filed with the SEC on March 23, 2012;
•	our Current Reports on Form 8-K, as filed with the SEC on January 3, 2013, January 4, 2013, January 18, 2013 and January 24, 2013; and
•	the description of our common shares contained in the Current Report on Form 8-K/A filed on May 21, 2008, including any subsequently filed amendments and reports updating such description.

We do not and will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.cliffsnaturalresources.com or by requesting the filings in writing or by telephone at the following address and telephone number.

Cliffs Natural Resources Inc.
Investor Relations
200 Public Square
Suite 3300
Cleveland, Ohio 44114
Telephone Number: (216) 694-5700

S-iii

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus supplement or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus supplement, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; estimates of our economic iron ore and coal reserves; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China;
•	trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices;
•	our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited, or Consolidated Thompson);
•	our ability to successfully identify and consummate any strategic investments and complete planned divestitures;
•	the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration;
•	the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all;
•	our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism;
•	the impact of price-adjustment factors on our sales contracts;
•	changes in sales volume or mix;
•	our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve;
•	the impact of our customers using other methods to produce steel or reducing their steel production;
•	events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets;
•	the results of prefeasibility and feasibility studies in relation to projects;
•	impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes;
•	our ability to cost effectively achieve planned production rates or levels;
•	uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events;

S-iv

•	adverse changes in currency values, currency exchange rates, interest rates and tax laws;
•	availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans;
•	our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms;
•	risks related to international operations;
•	availability of capital equipment and component parts;
•	the potential existence of significant deficiencies or material weakness in our internal control over financial reporting;
•	problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and
•	other risks described in our reports filed with the SEC.

These factors and the other risk factors described in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

S-v

SUMMARY

This summary highlights information about us and our mandatory convertible preferred stock and the depositary shares being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in our common shares. For a more complete understanding of our company, we encourage you to read this prospectus supplement, including the information incorporated by reference in this prospectus supplement and the other documents to which we have referred you.

Our Company

Cliffs Natural Resources Inc. traces its corporate history back to 1847. Today, we are an international mining and natural resources company. A member of the S&P 500 Index, we are a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Driven by the core values of safety, social, environmental and capital stewardship, our associates across the globe endeavor to provide all stakeholders operating and financial transparency. We are organized through a global commercial group responsible for sales and delivery of our products and a global operations group responsible for the production of the minerals that we market. Our operations are organized according to product category and geographic location: U.S. Iron Ore, Eastern Canadian Iron Ore, North American Coal, Asia Pacific Iron Ore, Latin American Iron Ore, Ferroalloys and our Global Exploration Group.

In the United States, we operate five iron ore mines in Michigan and Minnesota, six metallurgical coal mines located in West Virginia and Alabama, and one thermal coal mine located in West Virginia. We also operate two iron ore mines in Eastern Canada. Our Asia Pacific operations consist solely of our Koolyanobbing iron ore mining complex in Western Australia as of December 31, 2012. Our 50 percent equity interest in Cockatoo Island, an iron ore mine, and our 45 percent economic interest in Sonoma, a coking and thermal coal mine, also were included in these operations through their sale dates in the third and fourth quarters of 2012, respectively. In Latin America, we have a 30 percent interest in Amapá, a Brazilian iron ore operation, the sale of which our Board of Directors approved in December 2012, and, in Ontario, Canada, we have a major chromite project that advanced to the feasibility study stage of development in May of 2012. In addition, our Global Exploration Group is focused on early involvement in exploration activities to identify new world-class projects for future development or projects that add significant value to existing operations.

The following map shows the locations of our operations and offices as of December 31, 2012:

U.S. Iron Ore

We are a major global iron ore producer, primarily selling production from U.S. Iron Ore to integrated steel companies in the U.S. and Canada. We manage and operate five iron ore mines located in Michigan and Minnesota. The U.S.-based mines currently have an annual rated capacity of 32.9 million gross tons of iron ore pellet production, representing 57 percent of total U.S. pellet production capacity. Based on our equity ownership in these mines, our share of the annual rated production capacity is currently 25.5 million gross tons, representing 44.2 percent of total U.S. annual pellet capacity.

Our U.S. Iron Ore revenues primarily are derived from sales of iron ore pellets to the North American integrated steel industry, consisting of five major customers. Generally, we have multi-year supply agreements with our customers. Sales volume under these agreements largely is dependent on customer requirements, and in many cases, we are the sole supplier of iron ore to the customer. Historically, each agreement has contained a base price that is adjusted annually using one or more adjustment factors. Factors that could result in a price adjustment include international iron ore prices, measures of general industrial inflation and steel prices. Additionally, certain of our supply agreements have a provision that limits the amount of price increase or decrease in any given year.

Each of our U.S. Iron Ore mines is located near the Great Lakes. The majority of our iron ore pellets are transported via railroads to loading ports for shipment via vessel to steelmakers in North America or into the international seaborne market via the St. Lawrence Seaway.

During 2012, 2011 and 2010, we sold 21.6 million, 24.2 million and 23.0 million tons of iron ore pellets, respectively, from our share of the production from our U.S. Iron Ore mines. The segment’s five largest customers together accounted for a total of 88 percent, 83 percent and 91 percent of U.S. Iron Ore product revenues for the years 2012, 2011 and 2010, respectively.

At the end of 2012, our U.S. Iron Ore mines had proven and probable mineral reserves totaling approximately 823 million tons.

Eastern Canadian Iron Ore

Production from our two iron ore mines located in Eastern Canada primarily is sold into the seaborne market to Asian steel producers. The Canadian-based mines currently have an annual rated capacity of 12.8 million tons of iron ore production, comprised of 7.2 million tons of iron ore concentrate and 5.6 million tons of iron ore pellets.

Our Eastern Canadian Iron Ore revenues are derived from sales of iron ore pellets and concentrates to customers in Asia, Europe and North America. Sales volume under the agreements is dependent on customer requirements. We have one major customer for iron ore concentrate and various customers, none of which are considered individually significant, for our iron ore pellets business. Pricing for our Eastern Canadian Iron Ore customers consists of a mix of short-term pricing arrangements that are linked to the spot market.

Both Eastern Canadian Iron Ore mines are located near the St. Lawrence Seaway. Our iron ore products are transported via railroads to loading ports for shipment via vessel to steelmakers in North America or into the international seaborne market.

During 2012, 2011 and 2010, we sold 8.9 million, 7.4 million and 3.3 million metric tons of iron ore pellets and concentrate, respectively, from our Eastern Canadian Iron Ore mines, with the segment’s five largest customers together accounting for a total of 62 percent, 59 percent and 67 percent of Eastern Canadian Iron Ore product revenues, respectively.

At the end of 2012, our Eastern Canadian Iron Ore mines had proven and probable mineral reserves totaling approximately 422 million tons.

Asia Pacific Iron Ore

Our Asia Pacific Iron Ore operations are located in Western Australia and, as of December 31, 2012, consist solely of our wholly owned Koolyanobbing complex. We serve the Asian iron ore markets with direct-shipping fines and lump ore. Our mining complex has an annual rated capacity of 11.0 million tons of lump and fines iron ore production.

Generally, Asia Pacific Iron Ore has three-year term supply agreements with steel producers in China and five-year supply agreements in Japan for the sale of production from our Koolyanobbing operations. Production from Cockatoo Island was sold under short-term supply agreements with steel producers in China, Japan, Korea and Taiwan that ran to the end of the 2012 production period. The agreements with steel producers in China and Japan account for approximately 88 percent and 9 percent, respectively, of sales volume. Sales volume under the agreements partially is dependent on customer requirements. Pricing for our Asia Pacific Iron Ore customers consist of shorter-term pricing mechanisms of various durations based on the average daily spot prices, with certain pricing mechanisms that have a duration of up to a quarter. The existing contracts are due to expire at the end of 2015 for our Chinese customers and at the end of March 2013 for our Japanese customers.

During 2012, 2011 and 2010, we sold 11.7 million, 8.6 million and 9.3 million metric tons of iron ore, respectively, from our Western Australia mines. No customer comprised more than 10 percent of our consolidated sales in 2012, 2011 or 2010. Asia Pacific Iron Ore’s five largest customers accounted for approximately 44 percent of the segment’s sales in 2012, 50 percent in 2011 and 36 percent in 2010.

Our direct lump and fines shipping product is transported from Koolyanobbing by rail approximately 360 miles south to the Port of Esperance, via Kalgoorlie, for shipment to our customers in Asia.

At the end of 2012, we had approximately 78 million metric tons of proven and probable reserves in our Asia Pacific Iron Ore business.

North American Coal

We are a leading supplier of metallurgical coal in North America. We own and operate six metallurgical coal mines located in West Virginia and Alabama and one thermal coal mine located in West Virginia that currently have a rated capacity of 9.4 million tons of production annually.

North American Coal’s metallurgical coal production is sold to global integrated steel and coke producers in Europe, North America, China, India and South America and its thermal coal production is sold to energy companies and distributors in North America and Europe. Approximately 70 percent of our 2012 production and 79 percent of our 2011 production was committed under one-year contracts. International customer contracts typically are negotiated on a fiscal year basis extending from April 1 through March 31, whereas customer contracts in North America typically are negotiated on a calendar year basis.

Each of our North American coal mines are positioned near rail or barge lines providing access to international shipping ports, which allows for export of our coal production. International and North American sales represented 66 percent and 34 percent, respectively, of our North American Coal sales in 2012.

In 2012, we sold a total of 6.5 million tons, compared with 4.2 million tons in 2011 and 3.3 million tons in 2010. The segment’s five largest customers together accounted for a total of 50 percent, 58 percent and 62 percent of North American Coal product revenues for the years 2012, 2011 and 2010, respectively.

At the end of 2012, we estimate a total of approximately 146 million tons of total proven and probable recoverable reserves of metallurgical coal and, further, we estimate a total of approximately 50 million tons of proven and probable recoverable reserves of thermal coal.

Investments

In addition to our reportable business segments, we are partner to a number of projects, including Amapá in Brazil, which comprises our Latin American Iron Ore operating segment.

On December 27, 2012, our Board of Directors authorized the sale of our 30 percent interest in Amapá, which consists of an iron ore deposit, a 120-mile railway connecting the mine location to an existing port facility and 71 hectares of real estate on the banks of the Amazon River, reserved for a loading terminal. The remaining 70 percent of Amapá is owned by Anglo American plc. Together with Anglo American plc, we will be selling our respective interest in a 100 percent sale transaction to a single entity, which is expected to close during the first half of 2013.

During 2012, Amapá’s annual production totaled 6.0 million metric tons of iron ore fines, compared with 4.8 million metric tons and 4.0 million metric tons in 2011 and 2010, respectively.

We previously owned a 45 percent economic interest in the Sonoma joint venture coal mine, located in Queensland, Australia, which we sold, along with our ownership of the affiliated washplant, for approximately AUD $141 million in net cash proceeds in the fourth quarter of 2012.

Growth Strategy and Recent Developments

Growth Strategy

Through a number of strategic acquisitions executed over recent years, we have increased significantly our portfolio of assets, enhancing our production profile and growth project pipeline. Our capital allocation strategy is designed to prioritize all potential uses of future cash flows in a manner that is most meaningful for shareholders. We plan on using future cash flows to develop organic growth projects and to reduce debt over time. Maintaining financial flexibility as commodity pricing changes throughout the business cycle is imperative to our ability to execute our strategic initiatives.

As we continue to expand our operating scale and geographic presence as an international mining and natural resources company, we have shifted our strategy from a merger and acquisition-based strategy to one that primarily focuses on organic growth and expansion initiatives. Our focus is investing in the expansion of our seaborne iron ore production capabilities driven by our belief in the constructive long-term outlook for the seaborne iron ore market. Throughout 2012, we continued to make investments in Bloom Lake, our large-scale seaborne iron ore growth project in Eastern Canada. Maximizing Bloom Lake’s production capabilities represents an opportunity to create significant shareholder value. We expect the Phase II expansion at Bloom Lake to meaningfully enhance our future earnings and cash flow generation by increasing sales volume and reducing unit operating costs. Our production ramp-up has made meaningful progress, despite some of the operational challenges experienced during the year. In 2012, we also made significant progress in the construction of Bloom Lake's Phase II concentrator mill. Despite this progress, the year's volatile pricing environment drove us to delay components of Phase II's construction activities and planned startup date.

We also own additional development properties, known as Labrador Trough South located in Quebec, that potentially could allow us to leverage parts of our existing infrastructure in Eastern Canada to supply additional iron ore into the seaborne market in future years if developed.

Our chromite project, located in Northern Ontario, represents an attractive diversification opportunity for us. We advanced the project to the feasibility study stage of development in May of 2012. We expect to build further on the technical and economic evaluations developed in the prefeasibility study stage and improve the accuracy of cost estimates to assess the economic viability of the project, which work is necessary before we can advance to the execution stage of the project. In addition to this large greenfield project, our Global Exploration Group expects to achieve additional growth through early involvement in exploration and development activities by partnering with junior mining companies in various parts of the world. This potentially provides us with low-cost entry points to increase significantly our reserve base and growth production profile.

Recent Developments

Maintaining financial flexibility and supporting our investment-grade credit profile are important elements of our strategy to resume the Phase II expansion at Bloom Lake. Our strategic emphasis on financial flexibility and our investment-grade credit ratings is driven by recent volatility in iron ore prices and the capital intensive nature of the Phase II expansion combined with the increased mining development costs we expect during construction. We believe that by raising equity capital to reduce debt, lowering our dividend to enable investing the majority of our future cash flows in the Phase II expansion, solidifying access to our primary source of liquidity, disposing of non-core assets and refinancing near-term debt maturities, we will be in a strong position to resume the Phase II expansion and accelerate the realization of Bloom Lake’s significant earnings potential.

Our Board of Directors recently approved a reduction to our quarterly cash dividend rate by 76 percent to $0.15 per share. Our Board of Directors took this step in order to improve the future cash flows available for investment in the Phase II expansion at Bloom Lake, as well as to support our investment-grade credit ratings.

On February 8, 2013, we received unanimous support from our lenders to suspend the total Funded Debt to EBITDA leverage ratio for all quarterly reporting periods in 2013. Within the amendment we will add temporarily a total capitalization and minimum tangible net worth covenant during these periods. We believe this proactive measure provides financial flexibility as we invest in the Phase II expansion at Bloom Lake and reinforces our commitment to supporting an investment-grade credit rating. It also demonstrates the favorable relationships and transparency we have with our lenders.

On December 27, 2012, our Board of Directors authorized the sale of our 30 percent interest in the Amapá joint venture located in Brazil. During this process, we made a determination that the value of our Amapá interest needed to be adjusted to reflect the fair value of our investment. Subsequently, we recorded a non-cash impairment charge of $365 million in our December 31, 2012 financial statements. By disposing of our interest in Amapá, we will eliminate the potential for incurring further losses there and enabled us to focus the investment of future cash flows on the Phase II expansion at Bloom Lake.

On December 6, 2012, we successfully raised $500 million dollars in public senior notes with an annual interest rate of 3.95 percent and a maturity date in 2018. We used the net proceeds to pay off $325 million in private placement notes, which were higher cost and maturing in 2013 and 2015. We used the remainder of the net proceeds to pay down a portion of our revolving credit facility and term loan.

On November 12, 2012, we announced that we finalized the sale of our 45 percent economic interest in the Sonoma coal mine located in Queensland, Australia to our joint venture partners. We divested our interests in the Sonoma mine along with our ownership of the affiliated wash plant. We received approximately AUD$141 million in net cash proceeds upon the close of the transaction.

Concurrent Transaction

Concurrently with this offering of depositary shares, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 9,000,000 of our common shares in an offering registered under the Securities Act. We also expect to grant a 30-day option to the underwriters of the common shares to purchase up to an additional 1,350,000 common shares.

The offering of our depositary shares pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of our common shares offering, and the concurrent offering of our common shares is not contingent upon the closing of the offering of our depositary shares hereunder. This prospectus supplement is not an offer to sell any such common shares; any offer to sell such common shares will be made only by a separate prospectus supplement.

Corporate Information

Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114. Our main telephone number is (216) 694-5700, and our website address is www.cliffsnaturalresources.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of our mandatory convertible preferred stock and the depositary shares. Certain of the terms and conditions described below are subject to important limitations and exceptions. Refer to the sections of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock” and “Description of Depositary Shares” and the sections of the accompanying prospectus entitled “Description of Capital Stock — Preferred Stock” and “Description of Depositary Shares” for a more detailed description of the terms of our mandatory convertible preferred stock and the depositary shares. As used in this section, the terms “Cliffs,” “us,” “we,” or “our” refer to Cliffs Natural Resources Inc. and not any of its subsidiaries.

Concurrently with this offering of the depositary shares, we are offering our common shares. The closing of this offering of the depositary shares is not conditioned upon the closing of the concurrent offering of our common shares, and the closing of the concurrent offering of our common shares is not conditioned upon the closing of this offering of the depositary shares.

Securities we are offering
20,000,000 depositary shares, each of which represents a 1/40th interest in a share of our % Series A Mandatory Convertible Preferred Stock, Class A, without par value, which we refer to in this prospectus supplement as our mandatory convertible preferred stock. Each depositary share entitles the holder of such depositary share, through the bank depositary, to a proportional fractional interest in the rights and preferences of such share of mandatory convertible preferred stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement. The mandatory convertible preferred stock will be a series of our Class A Preferred Stock.
Underwriters’ option
We have granted the underwriters a 30-day option to purchase up to 3,000,000 additional depositary shares to cover over-allotments, if any, at the public offering price, less the underwriting discount.
Public offering price
$25 per depositary share.
Liquidation preference
$1,000 per share of mandatory convertible preferred stock (equivalent to $25 per depositary share).
Dividends
% of the liquidation preference of $1,000 per share of our mandatory convertible preferred stock per year. Dividends will accumulate from the first original issue date and, to the extent that we are legally permitted to pay dividends and our board of directors declares a dividend payable with respect to our mandatory convertible preferred stock, we will pay such dividends in cash; provided that any unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates (as described below) to holders of record on the immediately preceding February 1, May 1, August 1 or November 1 (each a “record date”), whether or not such holders convert their depositary shares, or such depositary shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $ per share of mandatory convertible preferred stock (equivalent to $ per depositary share). Each subsequent dividend is expected to be approximately $ per share of mandatory convertible preferred stock (equivalent to $ per depositary share). See “Description of Mandatory Convertible Preferred Stock — Dividends.”

Dividend payment dates
If declared, February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2013 and to, and including, February 15, 2016.
Redemption
Our mandatory convertible preferred stock is not redeemable, and the depositary shares are not redeemable. No “sinking fund” is provided for our mandatory convertible preferred stock or the depositary shares, which means that we are not required to redeem or retire either the mandatory convertible preferred stock or the depositary shares periodically.
Mandatory conversion date
The third business day immediately following the last trading day of the final averaging period (as defined below).
Mandatory conversion
On the mandatory conversion date, each share of our mandatory convertible preferred stock, unless previously converted, will automatically convert into a number of our common shares equal to the conversion rate as described below, and each depositary share will automatically convert into a number of shares equal to a proportionate fractional interest in such common shares.
If we declare a dividend for the dividend period ending on February 15, 2016, we will pay such dividend to the holders of record on the applicable record date, as described above. If, on or prior to February 1, 2016, we have not declared all or any portion of the accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be increased so that holders receive an additional number of our common shares equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (x) $ , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”) and (y) 97% of the average VWAP per share (as defined under “Description of Mandatory Convertible Preferred Stock — Definitions”) of our common shares over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”). To the extent that the additional conversion amount exceeds the product of the number of additional shares added to the conversion rate and 97% of the five-day average price, we will, if we are legally able to do so, declare and pay such excess amount in cash.
The initial price is $ , which equals the per share public offering price of our common shares in the concurrent offering of our common shares (or, if such concurrent offering does not price, the closing price of our common shares on February , 2013).
Conversion rate
Upon conversion on the mandatory conversion date, the conversion rate for each share of our mandatory convertible preferred stock will be not more than of our common shares and not less than of our common shares (respectively, the “maximum conversion rate” and the “minimum conversion rate”) (and, correspondingly, the conversion rate per depositary share will not be more than of our common shares and not less than of our common shares), depending on the applicable market value of our common shares, as described below and subject to certain anti-dilution adjustments.
The “applicable market value” of our common shares is the average VWAP per share of our common shares over the final averaging period. The “final averaging period” is the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding February 15, 2016. The conversion rate will be calculated as described under “Description of Mandatory Convertible Preferred Stock — Mandatory Conversion,” and the following table illustrates the conversion rate per share of our mandatory convertible preferred stock, subject to certain anti-dilution adjustments:

Applicable market value of our common shares	Conversion rate per share of mandatory convertible preferred stock
Greater than $	of our common shares
Equal to or less than $ but greater than or equal to $	Between and of our common shares, determined by dividing $1,000 by the applicable market value
Less than $	of our common shares
The following table illustrates the conversion rate per depositary share, subject to certain anti-dilution adjustments:

Applicable market value of our common shares	Conversion rate per depositary share
Greater than $	of our common shares
Equal to or less than $ but greater than or equal to $	Between and of our common shares, determined by dividing $25 by the applicable market value
Less than $	of our common shares
Conversion at the option of the holder
Other than during a fundamental change conversion period (as defined below), at any time prior to February 15, 2016, a holder of mandatory convertible preferred stock may elect to convert such holder’s shares of our mandatory convertible preferred stock, in whole or in part, at the minimum conversion rate of of our common shares per share of mandatory convertible preferred stock (equivalent to of our common shares per depositary share) as described under “Description of Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder.” This minimum conversion rate is subject to certain anti-dilution and other adjustments. Because each depositary share represents a 1/40th fractional interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may convert its depositary shares only in lots of 40 depositary shares.
If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on a dividend payment date prior to such early conversion date, the conversion rate will be increased so that converting holders receive an additional number of our common shares equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of the floor price and the average VWAP per share of our common shares over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares added to the conversion rate and the early conversion average price, we will not have any obligation to pay the shortfall in cash.
Conversion at the option of the holder upon a fundamental change; fundamental change dividend make-whole amount
If a fundamental change (as defined under “Description of Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to February 15, 2016, holders of the mandatory convertible preferred stock will have the right to convert their shares of mandatory convertible preferred stock, in whole or in part, into our common shares at the “fundamental change conversion rate” during the period beginning on, and including, the effective date of such fundamental change and ending on, and including, the date that is 20 calendar days after such effective date (or, if earlier, the mandatory conversion date). The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price paid (or deemed paid) per common share in such fundamental change. Holders who convert shares of our mandatory convertible preferred stock within that timeframe will also receive: (1) a fundamental change dividend make-whole amount equal to the present value (calculated using a discount rate of % per annum) of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the dividend period, if any, from the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (2) to the extent that there is any accumulated dividend amount, the accumulated dividend amount, in the case of clauses (1) and (2), subject to our right to increase the fundamental change conversion rate by a number of our common shares as set forth below in lieu of paying cash in respect of all or part of such amounts; provided that if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, and will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend. Because each depositary share represents a 1/40th fractional interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may convert its depositary shares upon a fundamental change only in lots of 40 depositary shares.
If we elect to increase the fundamental change conversion rate by a number of our common shares in lieu of paying cash in respect of the fundamental change dividend make-whole amount or the accumulated dividend amount, or any portion thereof, the number of our common shares by which the fundamental change conversion rate shall be increased shall be valued for such purpose at 97% of the price paid (or deemed paid) per common share in the fundamental change. Notwithstanding the foregoing, in no event will the number of our common shares by which the fundamental change conversion rate is increased in connection with the fundamental change dividend make-whole amount and the accumulated dividend amount, in the aggregate, exceed a number equal to the sum of such amounts (the “additional fundamental change amount”), divided by the greater of the floor price and 97% of the price paid (or deemed paid) per common share in the fundamental change. To the extent that the additional fundamental change amount exceeds the product of the number of our common shares by which the fundamental change conversion rate is increased in respect of such additional fundamental change amount and 97% of the price paid (or deemed paid) per common share in the fundamental change, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash. See “Description of Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”
Anti-dilution adjustments
The conversion rate may be adjusted in the event of, among other things: (1) stock dividends or distributions; (2) certain distributions to holders of our common shares of rights or warrants to purchase our common shares; (3) subdivisions or combinations of our common shares; (4) certain distributions to holders of our common shares of evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets; (5) certain distributions to holders of our common shares of cash above a specified threshold; and (6) certain tender or exchange offers by us or one of our subsidiaries for our common shares, in each case, subject to certain exceptions. See “Description of Mandatory Convertible Preferred Stock — Anti-dilution Adjustments.”
Voting rights
The holders of our mandatory convertible preferred stock will be entitled to one vote for each share of mandatory convertible preferred stock upon all matters presented to the shareholders; and, except as otherwise provided in our Second Amended Articles of Incorporation, which will include the amendment thereto establishing the terms of the mandatory convertible preferred stock, or required by law, the holders of our mandatory convertible preferred stock and the holders of our common shares shall vote together as one class on all matters presented to the shareholders.

If, and so often as, we shall be in default in the payment of dividends on the mandatory convertible preferred stock, or funds therefor have not been set apart, in an amount equivalent to six full quarterly dividends on the mandatory convertible preferred stock whether or not consecutive and whether or not earned or declared, the holders of Class A Preferred Stock of all series, including the mandatory convertible preferred stock, voting separately as a class, shall thereafter be entitled to elect two additional members of our board of directors, subject to certain limitations.
The affirmative vote of the holders of at least two-thirds of the shares of Class A Preferred Stock (including the mandatory convertible preferred stock) at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Class A Preferred Stock (including the mandatory convertible preferred stock) shall vote separately as a class, shall be necessary for (1) any amendment, alteration or repeal of any of the provisions of our Second Amended Articles of Incorporation or of our Regulations which affects adversely the preferences or voting or other rights of the holders of Class A Preferred Stock (including the mandatory convertible preferred stock); (2) the authorization, creation or the increase in the authorized amount of any shares of any class or any security convertible into shares of any class, in either case, ranking prior to the Class A Preferred Stock (including the mandatory convertible preferred stock); or (3) the purchase or redemption of less than all of the Class A Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class A Preferred Stock (including the mandatory convertible preferred stock), unless all dividends on all Class A Preferred Stock (including the mandatory convertible preferred stock) then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.
The affirmative vote of the holders of at least a majority of the shares of Class A Preferred Stock (including the mandatory convertible preferred stock) at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Class A Preferred Stock (including the mandatory convertible preferred stock) shall vote separately as a class, shall be necessary for (1) the consolidation or merger of us with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock (including the mandatory convertible preferred stock) voting separately as a class; or (2) the authorization of any shares ranking on a parity with the Class A Preferred Stock (including the mandatory convertible preferred stock) or an increase in the authorized number of shares of Class A Preferred Stock.
The amendment to our Second Amended Articles of Incorporation establishing the terms of the mandatory convertible preferred stock will prohibit us from issuing Class A Preferred Stock with a liquidation preference less than $1,000 per share.

See “Description of Mandatory Convertible Preferred Stock — Voting Rights” and “Description of Depositary Shares — Voting the Mandatory Convertible Preferred Stock.”
Ranking
The mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to (i) our common shares and (ii) each other class of capital stock or series of preferred stock established after the first original issue date of the mandatory convertible preferred stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class or series is ranking prior to the Class A Preferred Stock or on a parity with the Class A Preferred Stock (which we refer to collectively as “junior stock”);

•

on a parity with any class of capital stock or series of preferred stock, including any other series of our Class A Preferred Stock and any series of the Class B Preferred Stock, established after the initial issue date the terms of which expressly provide that such class or series will rank on a parity with the Class A Preferred Stock (which we refer to collectively as “parity stock”);

•

junior to each class of capital stock or series of preferred stock established after the initial issue date the terms of which expressly provide that such class or series is ranking prior to the Class A Preferred Stock (which we refer to collectively as “senior stock”); and

• junior to our existing and future indebtedness.
In addition, the mandatory convertible preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.
At December 31, 2012, we had total outstanding debt of approximately $4,054.8 million and no outstanding shares of Class A Preferred Stock or Class B Preferred Stock.
Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions but before estimated offering expenses payable by us for this offering, will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full). We estimate that the net proceeds to us from the concurrent common share offering, after deducting underwriting discounts and commissions but before estimated offering expenses payable by us for such offering, will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares in full). The closing of our offering of the depositary shares is not conditioned upon the closing of the concurrent offering of our common shares, and the closing of the concurrent offering of our common shares is not conditioned upon the closing of this offering of the depositary shares. We intend to use the net proceeds from this offering, together with the net proceeds of the concurrent common share offering, if consummated, for general corporate purposes, including the repayment of borrowings outstanding under our term loan facility. See “Use of Proceeds.”
Conflicts of interest
Affiliates of certain of the underwriters are lenders under our term loan facility and will receive a portion of the net proceeds from this offering. Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”
U.S. federal tax considerations
The material U.S. federal tax considerations with respect to owning and disposing of the depositary shares and any of our common shares received upon their conversion are described in “ U.S. Federal Tax Considerations.”
Listing
We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol “CLV.” Our common shares are listed on The New York Stock Exchange under the symbol “CLF.”
Concurrent common shares offering
Concurrently with this offering of the depositary shares, we are making a public offering of 9,000,000 of our common shares. In that offering, we have granted the underwriters of that offering a 30-day option to purchase up to an additional 1,350,000 of our common shares. The closing of this offering of the depositary shares is not conditioned upon the closing of the concurrent offering of our common shares, and the closing of the concurrent offering of our common shares is not conditioned upon the closing of this offering of the depositary shares.
Bank depositary
The sole holder of shares of our mandatory convertible preferred stock will be the bank depositary, and the holders of the depositary shares will exercise their proportional rights in our mandatory convertible preferred stock through the bank depositary, as described under “Description of Depositary Shares.” The bank depositary for the depositary shares will be Wells Fargo Bank, N.A.
Transfer agent and registrar
Wells Fargo Shareowner Services is the transfer agent and registrar for our mandatory convertible preferred stock.
Risk factors
See “Risk Factors” beginning on page S-16 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in the depositary shares.

As of February 11, 2013, we had 142,506,400 common shares outstanding, which excludes any common shares issuable under our equity compensation plans, our concurrent offering of common shares and up to        common shares issuable upon conversion of our mandatory convertible preferred stock (or         common shares issuable upon conversion of our mandatory convertible preferred stock if the underwriters exercise their over-allotment option in respect of this offering in full), in each case, subject to anti-dilution, make-whole and other adjustments.

Summary Consolidated Financial Data

The table below sets forth a summary of our financial and other statistical data for the periods presented. We derived the financial data as of and for the years ended December 31, 2012, 2011 and 2010 from our audited consolidated financial statements, which have been reclassified to reflect our investment in Sonoma as a discontinued operation. Summary financial and other statistical data should be read in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference into this prospectus supplement.

	Year Ended December 31,
Financial data (in millions)(4)	2012(1)	2011(2)	2010(3)
Revenue from product sales and services	$5,872.7	$6,563.9	$4,483.8
Cost of goods sold and operating expenses	(4,700.6)	(3,953.0)	(3,025.1)
Other operating expense	(1,480.9)	(314.1)	(225.9)
Operating income (loss)	(308.8)	2,296.8	1,232.8
Income (loss) from continuing operations	(1,162.5)	1,792.5	997.4
Income (loss) and gain on sale from discontinued operations, net of tax	35.9	20.1	22.5
Net income (loss)	(1,126.6)	1,812.6	1,019.9
Less: Net income (loss) attributable to noncontrolling interest	(227.2)	193.5	—
Net income (loss) attributable to Cliffs shareholders	(899.4)	1,619.1	1,019.9
Total assets	13,574.9	14,541.7	7,778.2
Long-term obligations	4,196.3	3,821.5	1,881.3
Net cash provided by operating activities	514.5	2,288.8	1,320.0
Distributions to common shareholders cash dividends(5)	307.2	118.9	68.9
Repurchases of common shares	—	289.8	—
Iron ore and coal production and sales statistics (tons in millions – U.S. iron ore and North American coal; metric tons in millions – Asia Pacific iron ore and Eastern Canadian iron ore)
Production tonnage
– U.S. iron ore	29.5	31.0	28.1
– Eastern Canadian iron ore	8.5	6.9	3.9
– North American coal	6.4	5.0	3.2
– Asia Pacific iron ore	11.3	8.9	9.3
Production tonnage – (Cliffs’ share)
– U.S. iron ore	22.0	23.7	21.5
– Eastern Canadian Iron Ore	8.5	6.9	3.9
Sales tonnage
– U.S. iron ore	21.6	24.2	23.0
– Eastern Canadian iron ore	8.9	7.4	3.3
– North American coal	6.5	4.2	3.3
– Asia Pacific iron ore	11.7	8.6	9.3

(1)	Upon performing our annual goodwill impairment test in the fourth quarter of 2012, goodwill impairment charges of $997.3 million and $2.7 million were recorded for our Cliffs Quebec Iron Mining Limited, which we refer to as CQIM, and Wabush Mines Joint Venture, which we refer to as Wabush, reporting units, respectively, both within the Eastern Canadian Iron Ore operating segment. We also recorded an impairment charge of $49.9 million related to our Eastern Canadian Iron Ore operations to reduce those assets to their estimated fair value as of December 31, 2012. All of these charges impacted Other operating expense. As a result of the approval for the sale of our 30 percent interest in Amapá, an impairment charge of $365.4 million was recorded through Equity income (loss) from ventures for the year ended December 31, 2012.

(2)	On May 12, 2011, we completed our acquisition of Consolidated Thompson by acquiring all of the outstanding common shares of Consolidated Thompson for C$17.25 per share in an all-cash transaction including net debt. Results for 2011 include the results for Consolidated Thompson since the acquisition date. In 2011 during our annual goodwill impairment test in the fourth quarter, a goodwill impairment charge of $27.8 million was recorded for our Cliffs Logan County Coal LLC, which we refer to as CLCC, reporting unit, within the North American Coal operating segment, impacting Other operating expense.
(3)	On January 27, 2010, we acquired all of the remaining outstanding shares of Freewest Resources Canada Inc., which we refer to as Freewest (now known as Cliffs Chromite Ontario Inc.), including its interest in the Black Thor, Black Label and Big Daddy chromite deposits in Northern Ontario, Canada. On February 1, 2010, we acquired entities from our former partners that held their respective interests in Wabush, thereby increasing our ownership interest from 26.8 percent to 100 percent. On July 30, 2010, we acquired all of the coal operations of privately owned INR Energy, LLC, which we refer to as INR, and, since that date, the operations acquired from INR have been conducted through our wholly owned subsidiary known as CLCC. Results for 2010 include Freewest's, Wabush's and CLCC's results since the respective acquisition dates. As a result of acquiring the remaining ownership interest in Freewest and Wabush, our 2010 results were impacted by realized gains of $38.6 million primarily related to the increase in fair value of our previous ownership interest in each investment held prior to the business acquisition. In December 2010, we completed a legal entity restructuring that resulted in a change to deferred tax liabilities of $78.0 million on certain foreign investments to a deferred tax asset of $9.4 million for tax basis in excess of book basis on foreign investments as of December 31, 2010. A valuation allowance of $9.4 million was recorded against this asset due to the uncertainty of realization. The deferred tax changes were recognized as a reduction to our income tax provision in 2010.
(4)	On July 10, 2012, we entered into a definitive share and asset sale agreement to sell our 45 percent economic interest in the Sonoma joint venture coal mine located in Queensland, Australia. Additionally, on September 27, 2011, we announced our plans to cease and dispose of the operations at the renewaFUEL biomass production facility in Michigan. On January 4, 2012, we entered into an agreement to sell the renewaFUEL assets to RNFL Acquisition LLC. The results of operations of the Sonoma joint venture and renewaFUEL operations are reflected as discontinued operations in the accompanying consolidated financial statements for all periods presented.
(5)	On May 11, 2010, our Board of Directors increased our quarterly common share dividend from $0.0875 to $0.14 per share. The increased cash dividend was paid on June 1, 2010, September 1, 2010 and December 1, 2010 to shareholders on record as of May 14, 2010, August 13, 2010 and November 19, 2010, respectively. In addition, the increased cash dividend was paid on March 1, 2011 and June 1, 2011 to shareholders on record as of February 15, 2011 and April 29, 2011, respectively. On July 12, 2011, our Board of Directors increased the quarterly common share dividend by 100 percent to $0.28 per share. The increased cash dividend was paid on September 1, 2011, December 1, 2011 and March 1, 2012 to our shareholders on record as of the close of business on August 15, 2011, November 18, 2011 and February 15, 2012, respectively. On March 13, 2012, our Board of Directors increased the quarterly common share dividend by 123 percent to $0.625 per share. The increased cash dividend was paid on June 1, 2012, August 31, 2012 and December 3, 2012 to our shareholders on record as of April 27, 2012, August 15, 2012 and November 23, 2012, respectively.

RISK FACTORS

An investment in our depositary shares involves risk. Prior to making a decision about investing in our depositary shares, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which are incorporated herein by reference. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition.

Risks Related to the Depositary Shares and Our Mandatory Convertible Preferred Stock

You are making an investment decision in the depositary shares as well as in our mandatory convertible preferred stock.

As described in this prospectus supplement, you are investing in depositary shares that represent fractional interests in our mandatory convertible preferred stock. The bank depositary will rely solely on the dividend payments and other distributions on the mandatory convertible preferred stock it receives from us to fund all dividend payments and other distributions on the depositary shares.

You will bear the risk of a decline in the market price of our common shares between the pricing date for the depositary shares and the mandatory conversion date.

The number of our common shares that you would receive upon mandatory conversion of our mandatory convertible preferred stock (and the related conversion of the depositary shares) is not fixed, but instead will depend on the applicable market value, which is the average VWAP per share of our common shares over the final averaging period, which is the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding February 15, 2016. The aggregate market value of our common shares that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the mandatory convertible preferred stock represented by your depositary shares. Specifically, if the applicable market value of our common shares is less than the initial price of $     , subject to certain anti-dilution adjustments, the market value of our common shares that you would receive upon mandatory conversion of each mandatory convertible preferred stock will be less than the $1,000 liquidation preference per share of mandatory convertible preferred stock (and, accordingly the market value of our common shares that you would receive upon mandatory conversion of each depositary share will be less than the $25 liquidation preference per depositary share), and an investment in the depositary shares would result in a loss. Accordingly, you will bear the entire risk of a decline in the market price of our common shares. Any such decline could be substantial.

Purchasers of the depositary shares may not realize any or all of the benefit of an increase in the market price of our common shares.

The market value of our common shares that you will receive upon mandatory conversion of our mandatory convertible preferred stock (and the related conversion of the depositary shares) on the mandatory conversion date will only exceed the liquidation preference of $1,000 per share of mandatory convertible preferred stock (and the liquidation preference of $25 per depositary share) if the applicable market value of our common shares exceeds the threshold appreciation price of $    , subject to certain anti-dilution adjustments. The threshold appreciation price represents a premium of approximately     % over the initial price. If the applicable market value of our common shares exceeds the threshold appreciation price, you will receive on the mandatory conversion date approximately     % (which percentage is equal to the initial price divided by the threshold appreciation price) of the value of our common shares that you would have received if you had made a direct investment in our common shares on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the depositary shares (and the underlying mandatory convertible preferred stock) is less than that provided by a direct investment in our common shares.

In addition, if the market value of our common shares appreciates and the applicable market value of our common shares is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of our common shares that you would receive upon mandatory conversion of the mandatory convertible preferred stock will only be equal to the aggregate liquidation preference of the mandatory convertible preferred stock (and, correspondingly, the aggregate market value of our common shares that you would receive upon the related mandatory conversion of the depositary shares will only be equal to the aggregate liquidation preference of the depositary shares), and you will realize no equity appreciation on our common shares.

The market price of our common shares, which may fluctuate significantly, will directly affect the market price for our depositary shares.

We expect that generally the market price of our common shares will affect the market price of the depositary shares more than any other single factor. This may result in greater volatility in the market price of the depositary shares than would be expected for nonconvertible preferred stock or depositary shares representing nonconvertible preferred stock. The market price of our common shares will likely fluctuate in response to a number of factors, including our financial condition, operating results and prospects, as well as economic, financial and other factors, such as prevailing interest rates, interest rate volatility, changes in our industry and competitors and government regulations, many of which are beyond our control. For more information regarding such factors, see the sections of this prospectus supplement below entitled “— Risks Related to Ownership of Our Common Shares.”

In addition, we expect that the market price of the depositary shares will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the fixed conversion rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the depositary shares and our common shares. Any such arbitrage could, in turn, affect the market prices of our common shares and the depositary shares. The market price of our common shares could also be affected by possible sales of our common shares by investors who view the depositary shares as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common shares. This trading activity could, in turn, affect the market price of the depositary shares.

Recent regulatory actions may adversely affect the trading price and liquidity of the depositary shares.

We expect that many investors in, and potential purchasers of, the depositary shares will employ, or seek to employ, a convertible arbitrage strategy with respect to the depositary shares. Investors that employ a convertible arbitrage strategy with respect to equity-linked instruments typically implement that strategy by selling short the common stock underlying the equity-linked instruments and dynamically adjusting their short position while they hold such instruments. Investors may also implement this strategy by entering into swaps on our common shares in lieu of or in addition to short selling our common shares. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common shares could adversely affect the ability of investors in, or potential purchasers of, the depositary shares to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the depositary shares. This could, in turn, adversely affect the trading price and liquidity of the depositary shares.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common shares). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common shares are “covered securities,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the depositary shares, to effect short sales in our common shares and conduct a convertible arbitrage strategy.

The SEC has also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and certain exchange traded funds and notes if the price of any such security moves 10% or more from a sale price in a five-minute period (the “single stock circuit breaker program”). Beginning on August 8, 2011, the single stock circuit breaker program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. The single stock circuit breaker program is currently set to expire on April 8, 2013. The SEC also recently approved two proposals submitted by national securities exchanges and FINRA. One initiative is the “Limit Up-Limit Down” plan, which will replace the single stock circuit breaker program and require securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan is scheduled to go into effect on a one-year pilot basis on April 8, 2013.

The second initiative will change existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. The changes will lower the percentage-decline thresholds for triggering a market-wide trading halt and shorten the amount of time that trading is halted. Market declines under the new system will be measured by reference to the S&P 500 Index rather than the Dow Jones Industrial Average, and the trigger thresholds will be calculated daily rather than quarterly. The changes to the market-wide circuit breaker system are scheduled to go into effect on a one-year pilot basis on April 8, 2013.

The restrictions on trading imposed by the single stock circuit breaker program, the market-wide circuit breaker system and, when effective, the Limit Up-Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the depositary shares to effect short sales in our common shares and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Act on July 21, 2010 also introduced regulatory uncertainty that may impact trading activities relevant to the depositary shares. This legislation will require many over the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the depositary shares to maintain a convertible arbitrage strategy with respect to the depositary shares (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the depositary shares. We cannot predict how the SEC and other regulators will ultimately implement this legislation or the magnitude of the effect that this legislation will have on the trading price or liquidity of the depositary shares. Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the depositary shares will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of equity-linked instruments. For example, between July 2008 and September 2008, the SEC issued a series of emergency orders placing restrictions on the short sale of the common stock of certain financial services companies. The orders made the convertible arbitrage strategy that many equity-linked investors employ difficult to execute and adversely affected both the liquidity and trading price of equity-linked instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the depositary shares to effect short sales of our common shares, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the depositary shares.

The fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount, or any increase in the fundamental change conversion rate by a number of our common shares in lieu of paying cash in respect of all or part of such amount, upon the occurrence of certain fundamental changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a fundamental change.

If a fundamental change (as defined in the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to the mandatory conversion date, the fundamental change conversion rate will apply to the shares of mandatory convertible preferred stock (and, accordingly, the depositary shares) converted during the fundamental change conversion period (as defined in the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) unless the stock price is less than $     or above $     (in each case, subject to adjustment) and, with respect to those shares of mandatory convertible preferred stock (and, accordingly, those depositary shares) converted, you will also receive, among other consideration, a fundamental change dividend make-whole amount, subject to our right to increase the fundamental change conversion rate by a number of our common shares in lieu of paying cash in respect of all or part of such amount. The number of our common shares to be issued upon conversion in connection with a fundamental change will be determined as described in the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” Although the fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount or increase in the fundamental change conversion rate, as the case may be, are generally designed to compensate you for the lost option value that you would suffer and lost dividends as a result of converting your depositary shares representing our mandatory convertible preferred stock upon a fundamental change, the fundamental change conversion rate is also designed to compensate us for the lost option value that we would suffer as a result of any such conversion. As a result, in many cases the fundamental change conversion rate (regardless of any increase in such rate by us in lieu of our payment of the fundamental change dividend make-whole amount, as described above) will be less than the conversion rate that would apply upon mandatory conversion. The fundamental change conversion rate and fundamental change dividend make-whole amount or increase in the fundamental change conversion rate, as the case may be, are generally only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to deliver a number of our common shares per share of the mandatory convertible preferred stock (and your corresponding right to receive a proportionate number of our common shares per depositary share) equal to the fundamental change conversion rate and pay the fundamental change dividend make-whole amount or increase the fundamental change conversion rate, as the case may be, upon a conversion during the fundamental change conversion period could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The fixed conversion rates of the mandatory convertible preferred stock and, in turn, the depositary shares may not be adjusted for all dilutive events that may adversely affect the market price of the depositary shares or our common shares issuable upon conversion of the mandatory convertible preferred stock.

The fixed conversion rates of the mandatory convertible preferred stock and, in turn, the depositary shares are subject to adjustment only for share splits and combinations, share dividends and specified other transactions. See the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock — Anti-dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee stock option grants or offerings of our common shares or securities convertible into our common shares (other than those set forth in the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock — Anti-dilution Adjustments”) for cash or in connection with acquisitions, which may adversely affect the market price of our common shares, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common shares, it may also adversely affect the market price of the depositary shares. In addition, the terms of our mandatory convertible preferred stock and the depositary shares do not restrict our ability to offer common shares or securities convertible into our common shares in the future or to engage in other transactions that could dilute our common shares. We have no obligation to consider the specific interests of the holders of our mandatory convertible preferred stock or the depositary shares in engaging in any such offering or transaction.

Purchasers of the depositary shares may be adversely affected upon the issuance of a new series of preferred stock ranking on a parity with the mandatory convertible preferred stock represented by the depositary shares sold in this offering.

The terms of our Class A Preferred Stock (including the mandatory convertible preferred stock) provide that the affirmative vote of the holders of at least a majority of the shares of Class A Preferred Stock (including the mandatory convertible preferred stock) at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Class A Preferred Stock (including the mandatory convertible preferred stock) shall vote separately as a class, shall be necessary for the authorization of any shares ranking on a parity with the Class A Preferred Stock (including the mandatory convertible preferred stock) or an increase in the authorized number of shares of Class A Preferred Stock. If we receive such affirmative majority vote, we have no additional obligation to consider the specific interests of the holders of our mandatory convertible preferred stock or the depositary shares in engaging in any such offering or transaction.

You will have no rights with respect to our common shares until you convert your depositary shares, but you may be adversely affected by certain changes made with respect to our common shares, and you will need to act through the bank depositary to exercise voting rights with respect to our mandatory convertible preferred stock.

You will have no rights with respect to our common shares, including rights to respond to common share tender offers, if any, and rights to receive dividends or other distributions on our common shares, if any, prior to the conversion date with respect to a conversion of your depositary shares, but your investment in our depositary shares may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of our common shares only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our Second Amended Articles of Incorporation or our Regulations requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date, you will only be entitled to one vote on the amendment per share of mandatory convertible preferred stock you then hold, as described under “Description of Mandatory Convertible Preferred Stock — Voting Rights,” although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common shares.

Holders of depositary shares must act through the bank depositary to exercise any voting rights in respect of our mandatory convertible preferred stock. If dividends on any shares of the mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the holders of Class A Preferred Stock of all series, voting separately as a class, will be entitled to vote for the election of a total of two additional members of our board of directors, subject to the terms and limitations described in the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock — Voting Rights.”

Our mandatory convertible preferred stock will rank junior to all of our and our subsidiaries’ liabilities, as well as the capital stock of our subsidiaries held by third parties, in the event of a bankruptcy, liquidation or winding up of our or our subsidiaries’ assets.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to make payments to holders of our mandatory convertible preferred stock only after all of our liabilities have been paid. In addition, our mandatory convertible preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and third party equity holders. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts to the holders of our mandatory convertible preferred stock and any stock on a parity with the mandatory convertible preferred stock then outstanding. At December 31, 2012, we had total outstanding debt of approximately $4,054.8 million and no outstanding shares of Class A Preferred Stock or Class B Preferred Stock.

Our ability to pay dividends on our mandatory convertible preferred stock is subject to certain restrictions.

Our payment of dividends on our mandatory convertible preferred stock in the future will be determined by our board of directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

Under the agreements governing our revolving credit facility and term loan facility, we may only pay cash dividends on the mandatory convertible preferred stock if, after giving effect to the payment of any such dividend, no default or event of default has occurred and is continuing under such agreements. Therefore, our existing credit facilities may prevent our board of directors from declaring a dividend on the mandatory convertible preferred stock. In addition, such credit facilities may prevent us from making the cash payment we would be required to make in lieu of a conversion rate adjustment if we have not declared all or any portion of the accumulated and unpaid dividends as of February 1, 2016 and the floor price exceeds 97% of the five-day average price (each as defined herein).

In addition, the agreements governing any future indebtedness of ours may further limit our ability to pay cash dividends on our capital stock, including the mandatory convertible preferred stock. In the event that the agreements governing any such indebtedness restrict our ability to pay cash dividends on the mandatory convertible preferred stock, we may be unable to pay cash dividends on the mandatory convertible preferred stock (and, in turn, you would be unable to receive cash dividends on the depositary shares) unless we can refinance the amounts outstanding under such agreements.

In addition, under Ohio law, our board of directors may declare dividends on our capital stock only to the extent of our statutory “surplus” (which is generally defined as the amount equal to total assets minus total liabilities minus statutory capital) or “earned surplus” (which is generally the net balance of our net profits, income, gains and losses from the date of incorporation, or from the latest date on which a deficit in earned surplus was eliminated by application of capital surplus or otherwise). Even if we are permitted under our contractual obligations and Ohio law to pay cash dividends on the mandatory convertible preferred stock, we may not have sufficient cash to pay cash dividends on the mandatory convertible preferred stock (and, in turn, on the depositary shares).

If upon mandatory conversion or an early conversion at the option of a holder we have not declared all or any portion of the accumulated and unpaid dividends payable on the mandatory convertible preferred stock for specified periods, the applicable conversion rate will be increased so that converting holders receive an additional number of our common shares having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of Mandatory Convertible Preferred Stock — Mandatory Conversion” and “— Conversion at the Option of the Holder.” If upon an early conversion during the fundamental change conversion period we have not declared all or any portion of the accumulated and unpaid dividends payable upon the mandatory convertible preferred stock for specified periods, we will, at our election, pay the amount of such accumulated and unpaid dividends in cash (if we are legally permitted to do so) or we will increase the fundamental change conversion rate so that converting holders receive an additional number of our common shares having a market value generally equal to the amount of such accumulated and unpaid dividends, in each case, subject to the limitations described under “— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” In the case of mandatory conversion or conversion upon a fundamental change, if these limits to the increase in the conversion rate or the fundamental change conversion rate, as applicable, are reached, we will pay the shortfall in cash if we are legally permitted to do so. We will not have an obligation to pay the shortfall in cash if these limits to the increase in the conversion rate are reached in the case of an early conversion at the option of the holder.

You may be subject to tax upon an adjustment to the fixed conversion rates of the mandatory convertible preferred stock and the depositary shares even though you do not receive a corresponding cash distribution.

The conversion rate of the mandatory convertible preferred stock and the depositary shares is subject to adjustment in certain circumstances. Refer to the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock — Anti-dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash or property. If you are a Non-U.S. Holder (as defined in the section of this prospectus supplement entitled “U.S. Federal Tax Considerations”), such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the depositary shares. Refer to the section of this prospectus supplement entitled “U.S. Federal Tax Considerations” for a further discussion of U.S. federal tax implications for U.S. Holders (as defined therein) and Non-U.S. Holders.

An active trading market for the depositary shares does not exist and may not develop.

The depositary shares are a new issue of securities with no established trading market. We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol “CLV.” Even if the depositary shares are approved for listing on The New York Stock Exchange, such listing does not guarantee that a trading market for the depositary shares will develop or, if a trading market for the depositary shares does develop, the depth or liquidity of that market or the ability of the holders to sell the depositary shares, or to sell the depositary shares at a favorable price.

Risks Related to Ownership of Our Common Shares

The price at which our common shares trade may be volatile. Accordingly, shareholders could lose all or part of their investment.

The price at which our common shares trade may be volatile and may fluctuate due to factors such as:

•	our historical and anticipated operating results;
•	variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts;
•	investor perceptions of our company and comparable public companies; and
•	the cyclical nature of the global integrated steel industry and trends in general market conditions.

Fluctuations may be unrelated to or disproportionate to company performance. These fluctuations may result in a material decline in the trading price of our common shares.

The mandatory convertible preferred stock and the depositary shares may adversely affect the market price of our common shares.

The market price of our common shares is likely to be influenced by the mandatory convertible preferred stock and the depositary shares. For example, the market price of our common shares could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional common shares received upon conversion of the mandatory convertible preferred stock (and, correspondingly, the depositary shares);
•	possible sales of our common shares by investors who view the depositary shares as a more attractive means of equity participation in us than owning our common shares; and
•	hedging or arbitrage trading activity that we expect to develop involving the depositary shares and our common shares.

Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.

Research analysts publish their own quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our share price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us downgrades our common shares or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

Future sales, or availability for sale, of our common shares by shareholders could depress the market price of our common shares.

No predictions can be made as to the effect, if any, that future sales of our common shares, or the availability of our common shares for future sales, will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market and the availability of common shares for future sale could adversely affect the prevailing market price of our common shares. This in turn would adversely affect the fair value of our common shares and could impair our future ability to raise capital through an offering of our equity securities.

The concurrent common shares offering, and the availability of our common shares for sale in the future, could reduce the market price of our common shares.

Concurrently with this offering, we are offering 9,000,000 of our common shares, plus up to 1,350,000 additional common shares if the underwriters exercise their option to purchase additional common shares in full. This offering is not conditioned on the closing of the concurrent common shares offering, and the concurrent common shares offering is not conditioned on the closing of this offering. In addition, in the future, we may issue additional securities to raise capital. We may also acquire interests in other companies by using a combination of cash and our common shares or just our common shares. We may also issue securities convertible into our common shares in addition to the depositary shares offered hereby. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common shares. In addition, sales of a substantial amount of our common shares in the public market, or the perception that these sales may occur, could reduce the market price of our common shares. This could also impair our ability to raise additional capital through the sale of our securities.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

Ohio corporate law provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition” as defined in the Ohio Revised Code. Assuming compliance with the prescribed notice and information filings, a proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by both a majority of our voting power represented at the meeting and a majority of the voting power remaining after excluding the combined voting of the “interested shares,” as defined in the Ohio Revised Code. The application of these provisions of the Ohio Revised Code could have the effect of delaying or preventing a change of control.

Our board of directors can issue, without approval of the holders of our common shares, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common shares.

Our board of directors can issue, without approval of the holders of our common shares, preferred stock with voting and (in the case of any preferred stock that is Class A Preferred Stock) conversion rights that could adversely affect the voting power of the holders of our common shares and reduce the likelihood that such holders will receive dividend payments. Such issuance could have the effect of decreasing the market price of our common shares. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change of control or other corporate action.

Our board of directors and management have broad discretion over the use of our cash reserves and might not apply this cash in ways that increase the value of your investment.

We have $195.2 million of cash and cash equivalents as of December 31, 2012. We presently intend to use the majority of our remaining cash reserves and our net proceeds from this offering and the concurrent common shares offering for general corporate purposes, including the repayment of borrowings outstanding under our term loan facility. Our board of directors and management have broad discretion to use our cash reserves, and you will be relying on their judgment regarding the application of this cash. Our board of directors and management might not apply the cash in ways that increase the value of your investment. Until we use the cash, we plan to invest it, and these investments may not yield a favorable rate of return. If we do not invest or apply the cash in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $     million from this offering (or $     million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering, along with the net proceeds from the concurrent offering of our common shares, for general corporate purposes, including the repayment of borrowings outstanding under our term loan facility.

As of December 31, 2012, $847.1 million was outstanding under our term loan facility. Borrowings under our term loan facility, which mature on May 10, 2016, bear interest at a floating rate based upon a negotiated base rate or the LIBOR rate plus a margin based on our leverage ratio.

Pending final use, we may invest the net proceeds from this offering, along with the net proceeds from the concurrent offering of common shares, in short-term, investment grade, interest-bearing securities.

The offering of our depositary shares pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of our common shares offering, and the concurrent offering of our common shares is not contingent upon the closing of the offering of our depositary shares hereunder.

Affiliates of certain of the underwriters are lenders under our term loan facility and will receive a portion of the net proceeds from this offering. Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2012:

•	on a historical basis; and
•	as adjusted to give effect to this offering, the concurrent issuance and sale by us of 9,000,000 of our common shares in the concurrent common shares offering and the use of the net proceeds therefrom as described under “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus supplement, as well as the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2012
(Dollars in millions)	Actual	As adjusted
Cash and cash equivalents	$195.2	$
Capitalization:
Revolving credit facility(1)	$325.0
Term loan	847.1
Other long-term debt (including current portion)	2,882.7
Shareholders' equity
Preferred stock, Class A, without par value; 3,000,000 shares authorized and 0 shares issued and outstanding, actual; 3,000,000 shares authorized and shares issued and outstanding, as adjusted	—
Preferred stock, Class B, without par value; 4,000,000 shares authorized and 0 shares issued and outstanding, actual; 4,000,000 shares authorized and 0 shares issued and outstanding, as adjusted	—
Common shares, $0.125 par value; 400,000,000 shares authorized and 149,195,469 shares issued and 142,495,902 shares outstanding, actual; 400,000,000 shares authorized and shares issued and outstanding, as adjusted	18.5
Capital in excess of par value	1,774.7
Retained earnings	3,217.7
Cost of treasury shares	(322.6)
Accumulated other comprehensive loss	(55.6)
Total Cliffs shareholders’ equity	4,632.7
Total capitalization	$8,687.5	$

(1)	As of December 31, 2012, $325.0 million was outstanding under the revolving credit facility and the principal amount of letter of credit obligations totaled $27.7 million, and we could borrow an additional $504.9 million and remain in compliance with the covenants under the revolving credit facility ($1,397.3 million after giving effect to the recent amendment to the agreement governing the revolving credit facility).

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

Our common shares are listed on the New York Stock Exchange and NYSE Euronext Paris under the symbol “CLF.” The following table sets forth, for the period indicated, the high and low sales prices per common share as reported on the New York Stock Exchange and the dividends declared per common share.

	Price Range of Common Shares
	High	Low	Dividends
2011
First Quarter	$101.62	$79.15	$0.14
Second Quarter	$102.48	$80.37	$0.14
Third Quarter	$102.00	$51.08	$0.28
Fourth Quarter	$74.38	$47.31	$0.28
2012
First Quarter	$78.85	$59.40	$0.28
Second Quarter	$71.60	$44.40	$0.625
Third Quarter	$50.89	$32.25	$0.625
Fourth Quarter	$46.50	$28.05	$0.625
2013
First Quarter (through February 11, 2013)	$40.40	$34.80	$0.15

The last reported sale price of our common shares on the New York Stock Exchange on February 11, 2013, was $36.44 per share.

Holders of our common shares are entitled to receive such dividends as our board of directors from time to time may declare out of funds legally available therefore. Our board of directors has no obligation to declare dividends under Ohio law or our Second Amended Articles of Incorporation, as amended. Any determination by our board of directors to pay dividends in the future will be based on various factors, including our financial condition, results of operations and current and anticipated cash needs.

Any future determination to pay dividends, including on our mandatory convertible preferred stock, will be at the discretion of our board of directors and will depend upon then-existing conditions, including our operating results and our financial condition, capital requirements, contractual restrictions, business prospects and other factors that our board of directors may deem relevant. So long as any shares of our mandatory convertible preferred stock remain outstanding, no dividend or distribution may be declared or paid on our common shares unless all accrued and unpaid dividends have been paid on shares of our mandatory convertible preferred stock, subject to exceptions, such as dividends on our common shares payable solely in our common shares.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a summary of certain terms of our     % Series A Mandatory Convertible Preferred Stock, Class A, without par value, which we refer to in this prospectus supplement as our mandatory convertible preferred stock, but is not necessarily complete. The following summary supplements and, to the extent that it is inconsistent, replaces the description of the preferred stock in the accompanying prospectus.

A copy of our Second Amended Articles of Incorporation, including the amendment thereto establishing the terms of the mandatory convertible preferred stock, and the form of mandatory convertible preferred stock share certificate are available upon request from us at the address set forth in the section of this prospectus supplement entitled “Where You Can Find More Information.” The following summary of the terms of the mandatory convertible preferred stock is subject to, and qualified in its entirety by reference to, the provisions of such documents.

The bank depositary will initially be the sole holder of our mandatory convertible preferred stock. However, the holders of depositary shares will be entitled, through the bank depositary, to exercise the rights and preferences of the holders of our mandatory convertible preferred stock, subject to the terms of the deposit agreement and as described under “Description of Depositary Shares” below. Each depositary share represents a 1/40th interest in a share of our mandatory convertible preferred stock.

As used in this section, the terms “Cliffs,” “us,” “we” or “our” refer to Cliffs Natural Resources Inc. and not any of its subsidiaries.

General

Under our Second Amended Articles of Incorporation, our board of directors is authorized, without further shareholder action, to issue up to 3,000,000 shares of Serial Preferred Stock, Class A, without par value (the “Class A Preferred Stock”), in one or more series, with such rights and restrictions as set forth as the express terms of the Class A Preferred Stock in the Second Amended Articles of Incorporation and with such additional provisions as our board of directors may determine, including dividend, redemption, sinking fund, liquidation and conversion rights, and additional restrictions, and up to 4,000,000 shares of Serial Preferred Stock, Class B, without par value (the “Class B Preferred Stock”), in one or more series, with such rights and restrictions as set forth as the express terms of the Class B Preferred Stock in the Second Amended Articles of Incorporation and with such additional provisions as our board of directors may determine, including dividend, redemption, sinking fund and liquidation, and additional restrictions. Immediately prior to this offering, we had no outstanding shares of Class A Preferred Stock or Class B Preferred Stock. At the consummation of this offering, we will issue 500,000 shares of our mandatory convertible preferred stock in the form of depositary shares (or up to 575,000 shares of our mandatory convertible preferred stock in the form of depositary shares if the underwriters exercise their over-allotment option in full, in accordance with the procedures set forth in the section of this prospectus supplement entitled “Underwriting (Conflicts of Interest)”). The mandatory convertible preferred stock will be a series of our Class A Preferred Stock.

When issued, the mandatory convertible preferred stock and any of our common shares, par value $0.125 per share, issued upon the conversion of the mandatory convertible preferred stock will be fully paid and nonassessable. The holders of the mandatory convertible preferred stock will have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or other securities of Cliffs of any class. Wells Fargo Shareowner Services will serve as the transfer agent and registrar of our common shares and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the mandatory convertible preferred stock.

Any shares of the mandatory convertible preferred stock which are (i) converted in accordance with the express terms set forth in the amendment to our Second Amended Articles of Incorporation establishing the terms of the mandatory convertible preferred stock or (ii) otherwise acquired by us, in either case, shall resume the status of authorized and unissued shares of Class A Preferred Stock without serial designation; provided, however, that any such shares which are converted in accordance with the express terms set forth in the amendment to our Second Amended Articles of Incorporation establishing the terms of the mandatory convertible preferred stock shall not be reissued as convertible shares.

Ranking

The mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, ranks:

•	senior to (i) our common shares and (ii) each other class of capital stock or series of preferred stock established after the first original issue date of the mandatory convertible preferred stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class or series is ranking prior to the Class A Preferred Stock or on a parity with the Class A Preferred Stock (which we refer to collectively as “junior stock”);
•	on a parity with any class of capital stock or series of preferred stock, including any other series of our Class A Preferred Stock and any series of the Class B Preferred Stock, established after the initial issue date the terms of which expressly provide that such class or series will rank on a parity with the Class A Preferred Stock (which we refer to collectively as “parity stock”);
•	junior to each class of capital stock or series of preferred stock established after the initial issue date the terms of which expressly provide that such class or series is ranking prior to the Class A Preferred Stock (which we refer to collectively as “senior stock”); and
•	junior to our existing and future indebtedness.

In addition, the mandatory convertible preferred stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

Whenever reference is made in this prospectus supplement to shares “ranking prior to the Class A Preferred Stock”, such reference shall mean and include all shares of ours in respect of which the rights of the holders thereof either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of us are given preference over the rights of the holders of Class A Preferred Stock (including the mandatory convertible preferred stock).

Whenever reference is made in this prospectus supplement to shares “on a parity with the Class A Preferred Stock”, such reference shall mean and include all shares of Class B Preferred Stock and all other shares of ours in respect of which the rights of the holders thereof (i) are not given preference over the rights of the holders of Class A Preferred Stock either as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of us and (ii) either as to the payment of dividends or as to distribution in the event of a voluntary or involuntary liquidation, dissolution or winding up of us, or as to both, rank on an equality (except as to the amounts fixed therefor) with the rights of the holders of Class A Preferred Stock (including the mandatory convertible preferred stock).

Whenever reference is made in this prospectus supplement to shares “ranking junior to the Class A Preferred Stock”, such reference shall mean and include all shares of ours in respect of which the rights of the holders thereof both as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of us are junior and subordinate to the rights of the holders of the Class A Preferred Stock (including the mandatory convertible preferred stock).

Dividends

Subject to the rights of holders of any class of capital stock ranking prior to the Class A Preferred Stock with respect to dividends, holders of shares of mandatory convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available for payment, cumulative cash dividends at the rate per annum of     % on the liquidation preference of $1,000 per share of mandatory convertible preferred stock (equivalent to $     per annum per share). Declared dividends on the mandatory convertible preferred stock will be payable quarterly on February 15, May 15, August 15 and November 15 of each year to and including February 15, 2016, commencing May 15, 2013 (each, a “dividend payment date”) at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the mandatory convertible preferred stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the immediately preceding February 1, May 1, August 1 or November 1 (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

No dividend may be paid upon or set apart for the mandatory convertible preferred stock on any dividend payment date unless (i) all dividends upon all Class A Preferred Stock (including the mandatory convertible preferred stock) then outstanding and all classes of stock then outstanding ranking prior to or on a parity with the Class A Preferred Stock for all dividend payment dates prior to such date shall have been paid or funds therefor set apart and (ii) at the same time a like dividend upon all series of Class A Preferred Stock (including the mandatory convertible preferred stock) then outstanding and all classes of stock then outstanding ranking prior to or on a parity with the Class A Preferred Stock and having a dividend payment date on such date, ratably in proportion to the respective dividend rates of each such series or class, shall be paid or funds therefor set apart. Accumulations of dividends, if any, on the mandatory convertible preferred stock shall not bear interest.

A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of our mandatory convertible preferred stock and will end on, and exclude, the May 15, 2013 dividend payment date. The amount of dividends payable on each share of mandatory convertible preferred stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the mandatory convertible preferred stock for the initial dividend period and any partial dividend period will be computed based on the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the mandatory convertible preferred stock for the first dividend period, assuming the initial issue date is February   , 2013, will be approximately $     per share (based on the annual dividend rate of     % and a liquidation preference of $1,000 per share) and will be payable, when, as and if declared, on May 15, 2013. The dividend on the mandatory convertible preferred stock for each subsequent full dividend period, when, as and if declared, will be approximately $     per share (based on the annual dividend rate of     % and a liquidation preference of $1,000 per share).

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the mandatory convertible preferred stock, may be limited by the terms of any existing and future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Ohio law. See the section of this prospectus supplement entitled “Risk Factors — Risks Related to the Depositary Shares and Our Mandatory Convertible Preferred Stock — Our ability to pay dividends on our mandatory convertible preferred stock is subject to certain restrictions.”

A dividend shall be deemed to have been paid or funds therefor set apart on any date if on or prior to such date we shall have deposited funds sufficient therefor with a bank or trust company and shall have caused checks drawn against such funds in appropriate amounts to be mailed to each holder of record entitled to receive such dividend at such holder’s address then appearing on our books.

In no event so long as any Class A Preferred Stock (including the mandatory convertible preferred stock) shall be outstanding shall any dividends, except a dividend payable in our common shares or other shares ranking junior to the Class A Preferred Stock, be paid or declared or any distribution be made except as aforesaid on our common shares or any other shares ranking junior to the Class A Preferred Stock, nor shall any of our common shares or any other shares ranking junior to the Class A Preferred Stock be purchased, retired or otherwise acquired by us (except out of the proceeds of the sale of our common shares or other shares ranking junior to the Class A Preferred Stock received by us on or subsequent to the initial issue date of the mandatory convertible preferred stock), unless (i) all accrued and unpaid dividends upon all Class A Preferred Stock (including the mandatory convertible preferred stock) then outstanding for all dividend payment dates on or prior to the date of such action shall have been paid or funds therefor set apart and (ii) as of the date of such action there shall be no arrearages with respect to the redemption of Class A Preferred Stock of any series from any sinking fund provided for shares of such series in accordance with the provisions of our Second Amended Articles of Incorporation.

Redemption

The redemption provisions described under “Description of Capital Stock — Preferred Stock — Class A Preferred Stock — Redemption” in the accompanying prospectus will not apply to the mandatory convertible preferred stock. Instead, the mandatory convertible preferred stock will not be redeemable, and no “sinking fund” is provided for the mandatory convertible preferred stock, which means that we are not required to redeem or retire the mandatory convertible preferred stock periodically.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of mandatory convertible preferred stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of the mandatory convertible preferred stock (the “liquidation preference”), plus an amount equal to (i) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up, and (ii) if such date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent dividend payment date through the date of payment of the amount due pursuant to such liquidation, dissolution or winding up. In case our net assets legally available therefor are insufficient to permit the payment upon all outstanding shares of the mandatory convertible preferred stock and all outstanding shares of stock of all classes ranking on a parity with the Class A Preferred Stock of the full liquidation preference to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding shares of mandatory convertible preferred stock and all outstanding shares of stock of all classes ranking on a parity with the Class A Preferred Stock in proportion to the full liquidation preference to which each such share is entitled.

After payment to holders of the mandatory convertible preferred stock of the full liquidation preference as aforesaid, holders of mandatory convertible preferred stock as such shall have no right or claim to any of our remaining assets.

The merger or consolidation of us into or with any other corporation, or the merger of any other corporation into us, or the sale, lease or conveyance of all or substantially all our property or business, shall not be deemed to be a dissolution, liquidation or winding up of us.

The amendment to our Second Amended Articles of Incorporation establishing the terms of our mandatory convertible preferred stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the mandatory convertible preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the mandatory convertible preferred stock shall be entitled to one vote for each share of such stock upon all matters presented to our shareholders; and, except as otherwise provided herein or required by law, the holders of the mandatory convertible preferred stock and the holders of our common shares shall vote together as one class on all matters presented to our shareholders.

If, and so often as, we shall be in default in the payment of dividends on the mandatory convertible preferred stock, or funds therefor have not been set apart, in an amount equivalent to six full quarterly dividends (which, for the avoidance of doubt, may include the dividend payable in respect of the dividend period beginning on the initial issue date) on the mandatory convertible preferred stock whether or not consecutive and whether or not earned or declared, the holders of Class A Preferred Stock (including the mandatory convertible preferred stock) of all series, voting separately as a class, and in addition to any other rights which the shares of the mandatory convertible preferred stock may have to vote for members of our board of directors, shall thereafter be entitled to elect, as provided in this prospectus supplement, two members of our board of directors (the “preferred stock directors”); provided, however, that the special class voting rights provided for in this paragraph when the same shall have become vested shall remain so vested (i) in the case of any series of Class A Preferred Stock (including the mandatory convertible preferred stock) on which cumulative dividends are payable, until all accrued and unpaid dividends on all such series of Class A Preferred Stock then outstanding shall have been paid or funds therefor set apart, or (ii) in the case of any series of Class A Preferred Stock on which non-cumulative dividends are payable, until full dividends on all such series of Class A Preferred Stock then outstanding shall have been paid or funds therefor set apart regularly for a period of one year, whereupon the holders of the mandatory convertible preferred stock shall be divested of their special class voting rights in respect of subsequent elections of members of our board of directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this paragraph.

In the event of default entitling the holders of the mandatory convertible preferred stock to elect two preferred stock directors as specified in the immediately preceding paragraph, a special meeting of such holders for the purpose of electing such preferred stock directors shall be called by our secretary upon written request of, or may be called by, the holders of record of at least 10% of the shares of Class A Preferred Stock (including the mandatory convertible preferred stock) of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that we shall not be required to call such special meeting if the annual meeting of shareholders or any other special meeting of shareholders called or to be called for a different purpose shall be held within 120 days after the date of receipt of the foregoing written request from the holders of Class A Preferred Stock (including the mandatory convertible preferred stock). At any meeting at which the holders of Class A Preferred Stock (including the mandatory convertible preferred stock) shall be entitled to elect preferred stock directors, the holders of 35% of the then outstanding shares of Class A Preferred Stock of all series (including the mandatory convertible preferred stock), present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the preferred stock directors which the holders of Class A Preferred Stock (including the mandatory convertible preferred stock) are entitled to elect as hereinabove provided. Notwithstanding any provision of our Second Amended Articles of Incorporation or our Regulations or any action taken by the holders of any class of shares fixing the number of preferred stock directors, the two preferred stock directors who may be elected by the holders of Class A Preferred Stock (including the mandatory convertible preferred stock) pursuant to this subsection shall serve in addition to any other directors then in office or proposed to be elected otherwise than pursuant to this “— Voting Rights” section.

Nothing in this “— Voting Rights” section shall prevent any change otherwise permitted in the total number of directors of our board of directors or require the resignation of any director elected otherwise than pursuant to this section. Notwithstanding any classification of our other directors, the two preferred stock directors elected by the holders of Class A Preferred Stock (including the mandatory convertible preferred stock) shall be elected annually for the terms expiring at the next succeeding annual meeting of shareholders; provided, however, that whenever the holders of Class A Preferred Stock (including the mandatory convertible preferred stock) shall be divested of the voting power as above provided, the terms of office of all persons elected as preferred stock directors by the holders of the Class A Preferred Stock (including the mandatory convertible preferred stock) as a class shall immediately terminate and the number of directors on our board of directors shall be reduced accordingly.

Except as hereinafter provided, the affirmative vote of the holders of at least two-thirds of the shares of Class A Preferred Stock (including the mandatory convertible preferred stock) at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Class A Preferred Stock (including the mandatory convertible preferred stock) shall vote separately as a class, shall be necessary to effect, any one or more of the following (but so far as the holders of Class A Preferred Stock (including the mandatory convertible preferred stock) are concerned, such action may be effected with such vote):

•	any amendment, alteration or repeal of any of the provisions of our Second Amended Articles of Incorporation or of our Regulations which affects adversely the preferences or voting or other rights of the holders of Class A Preferred Stock (including the mandatory convertible preferred stock); provided, however, that for the purpose of this bullet only, neither the amendment of our Second Amended Articles of Incorporation so as to authorize, create or change the authorized or outstanding amount of Class A Preferred Stock or of any shares of any class ranking on a parity with or junior to the Class A Preferred Stock nor the amendment of the provisions of our Regulations so as to change the number of directors on our board of directors shall be deemed to affect adversely the preferences or voting or other rights of the holders of Class A Preferred Stock (including the mandatory convertible preferred stock); and provided further that if such amendment, alteration or repeal affects adversely the preferences or voting or other rights of one or more but not all series of Class A Preferred Stock (including the mandatory convertible preferred stock) at the time outstanding, the affirmative vote or consent of the holders of at least two-thirds of the number of shares at the time outstanding of each series so affected, each such affected series voting separately as a series, shall also be required;
•	the authorization, creation or the increase in the authorized amount of any shares of any class or any security convertible into shares of any class, in either case, ranking prior to the Class A Preferred Stock; or
•	the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class A Preferred Stock (including the mandatory convertible preferred stock) then outstanding except in accordance with a stock purchase offer made to all holders of record of Class A Preferred Stock (including the mandatory convertible preferred stock), unless all dividends on all Class A Preferred Stock (including the mandatory convertible preferred stock) then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class A Preferred Stock (including the mandatory convertible preferred stock) at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Class A Preferred Stock (including the mandatory convertible preferred stock) shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of the Class A Preferred Stock (including the mandatory convertible preferred stock) are concerned, such action may be effected with such vote):

•	the consolidation or merger of us with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock (including the mandatory convertible preferred stock) voting separately as a class; or
•	the authorization of any shares ranking on a parity with the Class A Preferred Stock or an increase in the authorized number of shares of Class A Preferred Stock.

Neither the vote, consent nor any adjustment of the voting rights of holders of the mandatory convertible preferred stock shall be required for an increase in the number of our common shares authorized or issued or for stock splits of our common shares or for stock dividends on any class of stock payable solely in our common shares, and none of the foregoing actions shall be deemed to affect adversely the preferences or voting or other rights of the mandatory convertible preferred stock.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Class A Preferred Stock.

The amendment to our Second Amended Articles of Incorporation establishing the terms of the mandatory convertible preferred stock will prohibit us from issuing Class A Preferred Stock with a liquidation preference less than $1,000 per share.

Mandatory Conversion

The provisions related to conversion set forth in Division A, Section 6 of our Second Amended Articles of Incorporation will not apply to the mandatory convertible preferred stock. Instead, the provisions related to conversion set forth in this prospectus supplement (including, but not limited to, in this “— Mandatory Conversion” section and in the “— Conversion at the Option of the Holder” and “— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”

sections below) will apply to the mandatory convertible preferred stock and will supersede and replace, in their entirety, the provisions related to conversion set forth in Division A, Section 6 of our Second Amended Articles of Incorporation.

Each share of the mandatory convertible preferred stock, unless previously converted, will automatically convert on the mandatory conversion date into a number of our common shares equal to the conversion rate described below. If we declare a dividend for the dividend period ending on February 15, 2016, we will pay such dividend to the holders of record on the applicable record date, as described above under “— Dividends.” If on or prior to February 1, 2016 we have not declared all or any portion of the accumulated and unpaid dividends on the mandatory convertible preferred stock, the conversion rate will be increased so that holders receive an additional number of our common shares equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”) divided by the greater of (x) $    , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below in the section of this prospectus supplement entitled “— Anti-dilution Adjustments” (such dollar amount, as adjusted, the “floor price”) and (y) 97% of the average VWAP per share (as defined below) of our common shares over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”). To the extent that the additional conversion amount exceeds the product of the number of additional shares added to the conversion rate and 97% of the five-day average price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the mandatory convertible preferred stock.

The conversion rate, which is the number of our common shares issuable upon conversion of each share of mandatory convertible preferred stock on the mandatory conversion date, will, subject to adjustment as described in the section of this prospectus supplement entitled “— Anti-dilution Adjustments” below and the preceding paragraph, be as follows:

•	if the applicable market value of our common shares is greater than $ , which we call the “threshold appreciation price,” then the conversion rate will be of our common shares per share of mandatory convertible preferred stock (the “minimum conversion rate”), which is equal to $1,000 divided by the threshold appreciation price;
•	if the applicable market value of our common shares is less than or equal to the threshold appreciation price but equal to or greater than $ (the “initial price,” which equals the per share public offering price of our common shares in the concurrent offering of our common shares or, if such concurrent offering does not price, the closing price of our common shares on February , 2013), then the conversion rate will be equal to $1,000 divided by the applicable market value of our common shares, which will be between and of our common shares per share of mandatory convertible preferred stock; or
•	if the applicable market value of our common shares is less than the initial price, then the conversion rate will be of our common shares per share of mandatory convertible preferred stock (the “maximum conversion rate”), which is equal to $1,000 divided by the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described in the section of this prospectus supplement entitled “— Anti-dilution Adjustments” below.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of our common shares issued in connection with any increases to the conversion rate as described in this “— Mandatory Conversion” section or in the “— Conversion at the Option of the Holder” section below or to the fundamental change conversion rate as described under the “— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” section below, we will, to the extent such a registration statement is not currently filed and effective, use our reasonable best efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such common shares have been resold thereunder and such time as all such shares are freely tradable without registration. To the extent applicable, we will also use our reasonable best efforts to have the common shares qualified or registered under applicable state securities laws, if required, and approved for listing on The New York Stock Exchange (or if our common shares are not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common shares are then listed).

Hypothetical conversion values upon mandatory conversion

For illustrative purposes only, the following table shows the number of our common shares that a holder of our mandatory convertible preferred stock would receive upon mandatory conversion of one share of mandatory convertible preferred stock at various applicable market values for our common shares. The table assumes that there will be no conversion adjustments as described below in the section of this prospectus supplement entitled “— Anti-dilution Adjustments” and that dividends on the shares of mandatory convertible preferred stock will be declared and paid in cash. The actual applicable market value of our common shares may differ from those set forth in the table below. Given an initial price of $     and a threshold appreciation price of $    , a holder of our mandatory convertible preferred stock would receive on the mandatory conversion date the number of our common shares per share of our mandatory convertible preferred stock set forth below:

Applicable Market Value of Our Common Shares	Number of Our Common Shares to Be Received upon Conversion	Conversion Value (Applicable Market Value Multiplied by the Number of Our Common Shares to Be Received upon Conversion)
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, if the applicable market value of our common shares is greater than the threshold appreciation price, the aggregate market value of our common shares delivered upon conversion of each share of the mandatory convertible preferred stock will be greater than the $1,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common shares on the mandatory conversion date is the same as the applicable market value of our common shares. If the applicable market value for our common shares is equal to or greater than the initial price and equal to or less than the threshold appreciation price, the aggregate market value of our common shares delivered upon conversion of each share of the mandatory convertible preferred stock will be equal to the $1,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common shares on the mandatory conversion date is the same as the applicable market value of our common shares. If the applicable market value of our common shares is less than the initial price, the aggregate market value of our common shares delivered upon conversion of each share of the mandatory convertible preferred stock will be less than the $1,000 liquidation preference of the share of the mandatory convertible preferred stock, assuming that the market price of our common shares on the mandatory conversion date is the same as the applicable market value of our common shares.

Definitions

“Applicable market value” means the average VWAP per share of our common shares over the final averaging period.

“Final averaging period” means the 20 consecutive trading day period beginning on, and including, the 23rd scheduled trading day immediately preceding February 15, 2016.

“Mandatory conversion date” means the third business day immediately following the last trading day of the final averaging period.

The “threshold appreciation price” represents an approximately     % appreciation over the initial price.

A “trading day” is a day on which our common shares:

•	are not suspended from trading, and on which trading in our common shares is not limited, on any national or regional securities exchange or association or over-the-counter market during any period or periods aggregating one half-hour or longer; and
•	have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common shares;

provided that if our common shares are not traded on any such exchange, association or market, “trading day” means any business day.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of our common shares on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “CLF <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common shares on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” per share over a certain period means the average of the VWAP per share for each trading day in such period.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below in the section of this prospectus supplement entitled “— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of the mandatory convertible preferred stock have the right to convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), at any time prior to February 15, 2016, into our common shares at the minimum conversion rate, subject to adjustment as described in the section of this prospectus entitled “— Anti-dilution Adjustments” below.

If as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on a dividend payment date prior to such early conversion date, the conversion rate will be increased so that converting holders receive an additional number of our common shares equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of the floor price and the average VWAP per share of our common shares over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of the number of additional shares by which the conversion rate is increased and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the mandatory convertible preferred stock, we will make no payment or allowance for unpaid dividends on such shares of the mandatory convertible preferred stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described in the section of this prospectus supplement entitled “— Dividends.”

Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

If a fundamental change (as defined below) occurs on or prior to February 15, 2016, holders of the mandatory convertible preferred stock will have the right to: (i) convert their shares of mandatory convertible preferred stock, in whole or in part (but in no event less than one share of mandatory convertible preferred stock), into our common shares at the fundamental change conversion rate described below; (ii) with respect to such converted shares, receive an amount equal to the present value, calculated using a discount rate of     % per annum, of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the dividend period, if any, from the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (iii) with respect to such converted shares, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount, receive payment of the accumulated dividend amount, in the case of clauses (ii) and (iii), subject to our right to increase the fundamental change conversion rate by a number of our common shares as set forth below in lieu of paying cash in respect of all or part of such amounts as described under “— Fundamental change dividend make-whole amount and accumulated dividend amount” below; provided that, if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described in the section of this prospectus supplement entitled “— Dividends,” and will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

To exercise this right, holders must submit their shares of the mandatory convertible preferred stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is 20 calendar days after the effective date (or, if earlier, the mandatory conversion date) at the conversion rate specified in the table below (the “fundamental change conversion rate”). Holders of mandatory convertible preferred stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of mandatory convertible preferred stock at the fundamental change conversion rate or to receive the fundamental change dividend make-whole amount or the accumulated dividend amount (or an increase in the fundamental change conversion rate in respect of all or part of such amounts, as the case may be).

We will notify holders of the anticipated effective date of a fundamental change at least 20 calendar days prior to such anticipated effective date or, if such prior notice is not practicable, notify holders of the effective date of a fundamental change no later than such effective date. If we notify holders of a fundamental change later than the 20th calendar day prior to the effective date of a fundamental change, the fundamental change conversion period will be extended by a number of days equal to the number of days from, and including, the 20th calendar day prior to the effective date of the fundamental change to, but excluding, the date of the notice; provided that the fundamental change conversion period will not be extended beyond the mandatory conversion date.

A “fundamental change” will be deemed to have occurred, at any time after the initial issue date of the mandatory convertible preferred stock, upon: (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of our common shares are exchanged for, converted into, acquired for or constitutes solely the right to receive consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market; (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us, any of our majority-owned subsidiaries or any of our or our majority-owned subsidiaries’ employee benefit plans, becoming the “beneficial owner,” directly or indirectly, of more than

50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors; or (iii) our common shares (or any other security into which the mandatory convertible preferred stock becomes convertible in connection with a reorganization event) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market.

Fundamental change conversion rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the transaction and the price (the “stock price”) paid (or deemed paid) per share of our common shares in such transaction. If all holders of our common shares receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average VWAP per share of our common shares over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our mandatory convertible preferred stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth in the section of this prospectus supplement entitled “— Anti-dilution Adjustments.”

The following table sets forth the fundamental change conversion rate per share of mandatory convertible preferred stock for each stock price and effective date set forth below.

Stock Price on Effective Date
Effective Date	$	$	$	$	$	$	$	$	$	$	$
February , 2013
February 15, 2014
February 15, 2015
February 15, 2016

The exact stock price and effective dates may not be set forth in the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per share of mandatory convertible preferred stock will be determined by straight-line interpolation between the fundamental change conversion rates per share of mandatory convertible preferred stock set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;
•	if the stock price is in excess of $ per share (subject to adjustment in the same manner and at the same time as the stock price set forth in the first row of the table above, as described above), then the fundamental change conversion rate per share of mandatory convertible preferred stock will be the minimum conversion rate, subject to adjustment; and
•	if the stock price is less than $ per share (subject to adjustment in the same manner and at the same time as the stock price set forth in the first row of the table above, as described above), then the fundamental change conversion rate per share of mandatory convertible preferred stock will be the maximum conversion rate, subject to adjustment.

Fundamental change dividend make-whole amount and accumulated dividend amount

For any shares of mandatory convertible preferred stock that are converted during the fundamental change conversion period, subject to the limitations described below, we may pay the fundamental change dividend make-whole amount and the accumulated dividend amount, determined in our sole discretion:

•	in cash;
•	by increasing the fundamental change conversion rate by a number of our common shares (calculated as described below); or
•	through any combination of cash and an increase to the fundamental change conversion rate by a number of our common shares (calculated as described below).

We will pay the fundamental change dividend make-whole amount and the accumulated dividend amount in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to increase the fundamental change conversion rate by a number of our common shares in lieu of making all or any portion of such payments in cash. If we elect to increase the fundamental change conversion rate by a number of our common shares in respect of any such payment, or any portion thereof, the number of our common shares by which the fundamental change conversion rate shall be increased shall be valued for such purpose at 97% of the stock price.

Notwithstanding the foregoing, in no event will the additional number of our common shares added to the fundamental change conversion rate in connection with the fundamental change dividend make-whole amount and the accumulated dividend amount, in the aggregate, exceed a number equal to the sum of such amounts (the “additional fundamental change amount”), divided by the greater of the floor price and 97% of the stock price. To the extent that the additional fundamental change amount exceeds the product of the number of our common shares by which the fundamental change conversion rate is increased in respect of such additional fundamental change amount and 97% of the stock price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

Not later than the second business day following the effective date of a fundamental change, we will notify holders of:

•	the fundamental change conversion rate;
•	the fundamental change dividend make-whole amount and whether we will increase the fundamental change conversion rate in lieu of paying such amount, or any portion thereof, by a number of our common shares and, if applicable, the portion of such amount we will satisfy by increasing the fundamental change conversion rate; and
•	the accumulated dividend amount and whether we will increase the fundamental change conversion rate in lieu of paying such amount, or any portion thereof, by a number of our common shares and, if applicable, the portion of such amount we will satisfy by increasing the fundamental change conversion rate.

Our obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount or increase the fundamental change conversion rate in lieu of paying such amount in cash, as the case may be, could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon mandatory conversion

Any outstanding shares of mandatory convertible preferred stock will automatically convert into our common shares on the mandatory conversion date. The person or persons entitled to receive our common shares issuable upon mandatory conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided in the section of this prospectus supplement entitled “— Anti-dilution Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, our common shares issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and holders of the mandatory convertible preferred stock will have no rights with respect to such common shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on such common shares, by virtue of holding the mandatory convertible preferred stock, other than the rights set forth in “— Voting Rights” above.

Upon early conversion

If a holder elects to convert its shares of mandatory convertible preferred stock prior to the mandatory conversion date, in the manner described in “— Conversion at the Option of the Holder” or “— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” such holder must observe the conversion procedures set forth below.

To convert a holder’s shares of mandatory convertible preferred stock, such holder must comply with certain procedures set forth in the amendment to our Second Amended Articles of Incorporation establishing the terms of the mandatory convertible preferred stock. Such converting holder must pay all applicable taxes or duties, if any.

The conversion date will be the date on which the converting holder has satisfied the foregoing requirements. A holder who converts its shares of mandatory convertible preferred stock will not be required to pay any taxes or duties relating to the issuance or delivery of our common shares if such holder exercises its conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of our common shares in a name other than the name of such holder. Our common shares will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the third business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive our common shares issuable upon conversion of the mandatory convertible preferred stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, our common shares issuable upon conversion of the mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and a holder of shares of the mandatory convertible preferred stock will have no rights with respect to such common shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on such common shares, by virtue of holding the mandatory convertible preferred stock, other than the rights set forth in “— Voting Rights” above.

Fractional shares

No fractional common shares will be issued to holders of our mandatory convertible preferred stock upon conversion. In lieu of any fractional common shares otherwise issuable in respect of the aggregate number of shares of our mandatory convertible preferred stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common shares over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

If more than one share of our mandatory convertible preferred stock is surrendered for, or subject to, conversion at one time by or for the same holder, the number of our common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our mandatory convertible preferred stock so surrendered for, or subject to, conversion.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1)	We issue our common shares to all or substantially all holders of our common shares as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common shares entitled to receive such dividend or other distribution will be divided by a fraction:

•	the numerator of which is the number of our common shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and
•	the denominator of which is the sum of the number of our common shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of our common shares constituting such dividend or other distribution.

Any increase made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of our common shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of common shares. We will not pay any dividend or make any distribution on common shares held in treasury.

(2)	We issue to all or substantially all holders of our common shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our common shares at less than the “current market price” (as defined below) of our common shares, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common shares entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:
•	the numerator of which is the sum of the number of our common shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of our common shares issuable pursuant to such rights or warrants, and
•	the denominator of which shall be the sum of the number of our common shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of our common shares equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the current market price of our common shares.

Any increase made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or our common shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of our common shares actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase our common shares at less than the current market price, and in determining the aggregate offering price payable for such common shares, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash), to be determined by our board of directors, or an authorized committee thereof. For the purposes of this clause (2), the number of our common shares at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of our common shares. We will not issue any such rights or warrants in respect of common shares held in treasury.

(3)	We subdivide or combine our common shares, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:
•	the numerator of which is the number of our common shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and
•	the denominator of which is the number of our common shares outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(4)	We distribute to all or substantially all holders of our common shares evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, excluding:
•	any dividend or distribution covered by clause (1) above;
•	any rights or warrants covered by clause (2) above;
•	any dividend or distribution covered by clause (5) below; and
•	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common shares entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common shares, and
•	the denominator of which is the current market price of our common shares minus the fair market value, as determined by our board of directors, or an authorized committee thereof, on such date fixed for determination, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets so distributed applicable to one of our common shares.

In the event that we make a distribution to all holders of our common shares consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common shares entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the sum of the current market price of our common shares and the fair market value, as determined by our board of directors, or an authorized committee thereof, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one of our common shares as of the fifteenth trading day after the effective date for such distribution (or, if such shares of capital stock or equity interests are listed on a national or regional securities exchange, the current market price of such securities), and
•	the denominator of which is the current market price of our common shares.

Any increase made pursuant to this clause (4) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common shares entitled to receive such distribution. In the event that such distribution described in this clause (4) is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under this clause (4) during the final averaging period in respect of shares of mandatory convertible preferred stock that are subject to conversion, delivery of our common shares issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

(5)	We make a distribution consisting exclusively of cash to all or substantially all holders of our common shares other than a regular, quarterly cash dividend that does not exceed $0.15 per common share (the “initial dividend threshold”), excluding:
•	any cash that is distributed in a reorganization event (as described below),
•	any dividend or distribution in connection with our liquidation, dissolution or winding up, and
•	any consideration payable as part of a tender or exchange offer covered by clause (6),

in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common shares entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common shares minus the initial dividend threshold (provided that if the distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero), and
•	the denominator of which is the current market price of our common shares minus the amount per share of such distribution.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the fixed conversion rates; provided that no adjustment will be made to the initial dividend threshold for any adjustment to the fixed conversion rates under this clause (5).

Any increase made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common shares entitled to receive such distribution. In the event that any distribution described in this clause (5) is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate which would then be in effect if such distribution had not been declared.

(6)	We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common shares (excluding any securities convertible or exchangeable for our common shares), where the cash and the value of any other consideration included in the payment per share of our common shares exceeds the current market price of our common shares, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:
•	the numerator of which shall be equal to the sum of:
(i)	the aggregate cash and fair market value (as determined by our board of directors) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and
(ii)	the product of:
1.	the current market price of our common shares; and
2.	the number of our common shares outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer),

•	and the denominator of which shall be equal to the product of:
(i)	the current market price of our common shares; and
(ii)	the number of our common shares outstanding immediately prior to the time such tender or exchange offer expires.

Any adjustment made pursuant to this clause (6) shall become effective immediately after 5:00 p.m., New York City time, on the seventh trading day immediately following the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase our common shares pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be readjusted to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each fixed conversion rate is required pursuant to this clause (6) during the final averaging period in respect of shares of mandatory convertible preferred stock that are subject to conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

Except with respect to a spin-off, in cases where the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets as to which clauses (4) or (5) above apply, applicable to one share of our common shares, distributed to shareholders equals or exceeds the average VWAP per share of our common shares over the five consecutive trading day period ending on the trading day before the ex-date for such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the mandatory convertible preferred stock will be entitled to receive upon conversion, in addition to a number of our common shares otherwise deliverable on the applicable conversion date, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets comprising the distribution that such holder would have received if such holder had owned, immediately prior to the date fixed for determining the holders of our common shares entitled to receive the distribution, for each share of mandatory convertible preferred stock, a number of our common shares equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that we have a rights plan in effect with respect to our common shares on any conversion date, upon conversion of any shares of the mandatory convertible preferred stock, a converting holder will receive, in addition to our common shares, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common shares, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common shares as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any of our common shares, the rights described therein (unless such rights or warrants have separated from our common shares) shall not constitute a distribution of rights or warrants that would entitle such holder to an adjustment to the fixed conversion rates.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•	clauses (2), (4) in the event of an adjustment not relating to a spin-off and (5) above, the “current market price” of our common shares is the average VWAP per share of our common shares over the five consecutive trading day period ending on the trading day before the “ex-date” with respect to the issuance or distribution requiring such computation;
•	clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of our common shares, capital stock or equity interest, as applicable, is the average VWAP per share over the first ten consecutive trading days commencing on, and including, the fifth trading day following the effective date of such distribution; and

•	clause (6) above, the “current market price” of our common shares is the average VWAP per share of our common shares over the five consecutive trading day period ending on, and including, the seventh trading day after the expiration date of the tender or exchange offer.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which our common shares trade without the right to receive such issuance or distribution.

Recapitalizations, Reclassifications and Changes in Our Common Shares

In the event of:

•	any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which our common shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);
•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;
•	any reclassification of our common shares into securities, including securities other than our common shares; or
•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our common shares would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of mandatory convertible preferred stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the mandatory convertible preferred stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its mandatory convertible preferred stock into common shares immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common shares is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common shares that affirmatively make such an election (or of all holders of our common shares if none makes an election). We will notify holders of the mandatory convertible preferred stock of the weighted average as soon as practicable after such determination is made. The number of units of exchange property for each share of mandatory convertible preferred stock converted following the effective date of such reorganization event will be determined as if references to our common shares in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder and conversion at the option of the holder upon a fundamental change were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of mandatory convertible preferred stock are actually converted). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors or an authorized committee thereof, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the final averaging period of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors or an authorized committee thereof); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of mandatory convertible preferred stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

In connection with any reorganization event, we will also adjust the initial dividend threshold (as defined under “— Anti-dilution Adjustments”) based on the number of shares of common stock comprising the exchange property and (if applicable) the value of any non-stock consideration comprising the exchange property. If the exchange property is composed solely of non-stock consideration, the initial dividend threshold will be zero.

To the extent permitted by applicable law, we from time to time may also increase the fixed conversion rates by any amount if our board of directors, or an authorized committee thereof, shall have made a determination that such increase would be in our best interests, which determination shall be conclusive. Whenever the fixed conversion rates are increased pursuant to the preceding sentence, we will mail to holders of the mandatory convertible preferred stock and file with the conversion and dividend disbursing agent a notice of the increase, and such notice shall state each increased fixed conversion rate and the period during which it will be in effect. We may only make such a discretionary adjustment if it makes the same proportionate adjustment to each fixed conversion rate.

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common shares resulting from any dividend or distribution of our common shares (or issuance of rights or warrants to acquire our common shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to beneficial owners of our common shares that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, beneficial owners of the depositary shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, Non-U.S. Holders of the depositary shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See the section of this prospectus supplement entitled “U.S. Federal Tax Considerations.”

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the mandatory conversion date, no adjustment in a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that with respect to adjustments to be made to the fixed conversion rates by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates, no later than February 15 of each calendar year; provided further that on the earlier of any mandatory conversion, any early conversion date and any effective date of a fundamental change, adjustments to the fixed conversion rates will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the fixed conversion rates will be made if holders may participate, at the same time, upon the same terms and otherwise on the same basis as holders of our common shares and solely as a result of holding mandatory convertible preferred stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of mandatory convertible preferred stock, a number of our common shares equal to the maximum conversion rate then in effect.

The fixed conversion rates will not be adjusted:

(a)	upon the issuance of any common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common shares under any plan;
(b)	upon the issuance of any common shares or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c)	upon the issuance of any common shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the mandatory convertible preferred stock were first issued;
(d)	for a change solely in the par value of our common shares; or
(e)	for accumulated and unpaid dividends on the mandatory convertible preferred stock, except as described above under “— Mandatory Conversion,” “— Conversion at the Option of the Holder” and “— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

We will be required, as soon as practicable after the fixed conversion rates and fundamental change conversion rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of mandatory convertible preferred stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the fixed conversion rates and the fundamental change conversion rates was determined and setting forth the revised fixed conversion rates and fundamental change conversion rates.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the mandatory conversion date. Whenever any provision of the amendment to our Second Amended Articles of Incorporation establishing the terms of the mandatory convertible preferred stock requires us to calculate the VWAP per share of our common shares over a span of multiple days, our board of directors or an authorized committee thereof will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price (as the case may be)) to account for any adjustments to the initial price, the threshold appreciation price and the fixed conversion rates (as the case may be) that become effective, or any event that would require such an adjustment if the ex-date, effective date or expiration date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

If:

•	the date fixed for determination of the holders of our common shares entitled to receive a dividend or distribution on our common shares occurs after the end of the final averaging period and before the mandatory conversion date, and
•	that dividend or distribution would have resulted in an adjustment of the number of our common shares issuable to the holders of mandatory convertible preferred stock had such date fixed for such determination occurred on or before the last trading day of the final averaging period, then we will deem the holders of mandatory convertible preferred stock to be holders of record, for each share of mandatory convertible preferred stock that they hold, of a number of our common shares equal to the mandatory conversion rate for purposes of that dividend or distribution. In this case, the holders of the mandatory convertible preferred stock would receive the dividend or distribution on our common shares together with the number of common shares issuable upon mandatory conversion of the mandatory convertible preferred stock.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued common shares or common shares held in treasury by us, solely for issuance upon conversion of the mandatory convertible preferred stock, the maximum number of our common shares as shall be issuable from time to time upon the conversion of all the shares of mandatory convertible preferred stock then outstanding.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for the mandatory convertible preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

We will deposit the shares of our     % Series A Mandatory Convertible Preferred Stock, Class A, without par value (our “mandatory convertible preferred stock”), represented by the depositary shares offered hereby pursuant to a deposit agreement (the “deposit agreement”) among us, Wells Fargo Bank, N.A., acting as bank depositary (the “bank depositary”), and the holders from time to time of the depositary shares.

The following description is a summary of the material provisions of the depositary shares and the deposit agreement and does not purport to be complete. The terms of the depositary shares include those expressly set forth in the deposit agreement, and this summary is subject to and is qualified by reference to all the provisions of the depositary shares and the deposit agreement, including the definitions of certain terms used in the deposit agreement.

You may request a copy of the deposit agreement from us as described under “Where You Can Find More Information.” We urge you to read this document because it, and not this description, defines your rights as a holder of depositary shares.

For purposes of this description, references to “Cliffs,” “we,” “our” and “us” refer only to Cliffs Natural Resources Inc. and not to its subsidiaries.

General

Each depositary share represents a 1/40th interest in a share of our mandatory convertible preferred stock and will initially be evidenced by a global security, as defined in and described under “— Book-entry, Settlement and Clearance” in this section. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all rights and preferences of our mandatory convertible preferred stock, as applicable, in proportion to the fraction of a share of our mandatory convertible preferred stock those depositary shares represent.

In this section, references to “holders” of depositary shares mean those who have depositary shares registered in their own names on the books maintained by the bank depositary and not indirect holders who will own beneficial interests in depositary shares registered in the street name of, or issued in book-entry form through, The Depository Trust Company (DTC) prior to the mandatory conversion of our mandatory convertible preferred stock. You should review the special considerations that apply to indirect holders as described under “— Book-entry, Settlement and Clearance” in this section.

Conversion

Because each depositary share represents a 1/40th interest in a share of our mandatory convertible preferred stock, a holder of depositary shares may elect to convert depositary shares only in lots of 40 depositary shares, either on an early conversion date at the minimum conversion rate of of our common shares per depositary share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which our mandatory convertible preferred stock is convertible at the option of holders of mandatory convertible preferred stock, see the sections entitled “Description of Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” in this prospectus supplement.

The following table sets forth the fundamental change conversion rate per depositary share, subject to adjustment as described in “Description of Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” based on the effective date of the fundamental change and the stock price in the fundamental change:

Stock Price on Effective Date
Effective Date	$	$	$	$	$	$	$	$	$	$	$
February , 2013
February 15, 2014
February 15, 2015
February 15, 2016

The exact stock price and effective dates may not be set forth in the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per depositary share will be determined by straight-line interpolation between the fundamental change conversion rates per depositary share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;
•	if the stock price is in excess of $ per share (subject to adjustment in the same manner and at the same time as the stock price set forth in the first row of the table above, as described above), then the fundamental change conversion rate per depositary share will be the minimum conversion rate, divided by 40, subject to adjustment; and
•	if the stock price is less than $ per share (subject to adjustment in the same manner and at the same time as the stock price set forth in the first row of the table above, as described above), then the fundamental change conversion rate per depositary share will be the maximum conversion rate, divided by 40, subject to adjustment.

On any conversion date for our mandatory convertible preferred stock, each depositary share corresponding to the shares of our mandatory convertible preferred stock so converted will be entitled to receive 1/40th of our common shares and any cash received by the depositary upon conversion of each share of our mandatory convertible preferred stock.

The following table illustrates the conversion rate per depositary share, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rate Adjustments” in this prospectus supplement, based on the applicable market value of our common shares:

Applicable market value of our common shares	Conversion rate per depositary share
Greater than $	of our common shares
Equal to or less than $ but greater than or equal to $	Between and of our common shares, determined by dividing $25 by the applicable market value
Less than $	of our common shares

After delivery of our common shares by the transfer agent to the bank depositary following conversion of our mandatory convertible preferred stock, the bank depositary will transfer the proportional number of our common shares to the holders of depositary shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common share certificates for such number of our common shares.

Fractional Shares

No fractional common shares will be issued to holders of our depositary shares upon conversion. In lieu of any fractional common shares otherwise issuable in respect of the aggregate number of depositary shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common shares over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

If more than one depositary share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of our common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of depositary shares so surrendered for, or subject to, conversion.

Dividends and Other Distributions

Each dividend paid on a depositary share will be in an amount equal to 1/40th of the dividend paid on the related share of our mandatory convertible preferred stock.

The bank depositary will deliver any cash it receives in respect of dividends on our mandatory convertible preferred stock to the holders of the depositary shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding depositary shares held by such holders, on the date of receipt or as soon as practicable thereafter.

The dividend payable on the first dividend payment date, if declared, is expected to be $     per depositary share and on each subsequent dividend payment date, if declared, is expected to be $     per depositary share.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for our mandatory convertible preferred stock.

The amount paid as dividends or otherwise distributable by the bank depositary with respect to the depositary shares or the underlying mandatory convertible preferred stock will be reduced by any amounts required to be withheld on account of taxes or other governmental charges. The bank depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of our mandatory convertible preferred stock until such taxes or other governmental charges are paid.

Voting the Mandatory Convertible Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the mandatory convertible preferred stock, holders of depositary receipts will be entitled to 1/40th of a vote per share of mandatory convertible preferred stock under those circumstances in which holders of the mandatory convertible preferred stock are entitled to a vote, as described under “Description of Mandatory Convertible Preferred Stock — Voting Rights” in this prospectus supplement.

When the bank depositary receives notice of any meeting at which the holders of our mandatory convertible preferred stock are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the mandatory convertible preferred stock. Each record holder of depositary shares on the record date (which will be the same date as the record date for our mandatory convertible preferred stock) may instruct the bank depositary as to how to vote the amount of our mandatory convertible preferred stock represented by such holder’s depositary shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action which the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the mandatory convertible preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing our mandatory convertible preferred stock.

Modification and Amendment

Without the consent of the holders of the depositary shares, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the depositary shares, we may amend, alter, supplement, or repeal any terms of the depositary shares to cure any ambiguity or mistake, or to correct or supplement any provision contained in the deposit agreement that may be defective or inconsistent with any other provision contained in the deposit agreement.

In addition, without the consent of the holders of the depositary shares, we may amend, alter, supplement or repeal any terms of the depositary shares to conform the terms of the depositary shares to the description thereof in the accompanying prospectus as supplemented and/or amended by the “Description of Depositary Shares” section of the preliminary prospectus supplement for the depositary shares, as further supplemented and/or amended by the related pricing term sheet.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the mandatory convertible preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of mandatory convertible preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal Rights

The withdrawal provisions described under “Description of Depositary Shares — Withdrawal of Preferred Stock” in the accompanying prospectus will not apply to the depositary shares. Instead, the withdrawal provisions described in this “— Withdrawal Rights” section will apply to the depositary shares.

A holder of 40 depositary shares may withdraw the share of our mandatory convertible preferred stock corresponding to such depositary shares, and any cash or other property represented by such depositary shares. A holder who withdraws shares of mandatory convertible preferred stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of mandatory convertible preferred stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of mandatory convertible preferred stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of our mandatory convertible preferred stock will not have the right under the deposit agreement to deposit such shares with the depositary in exchange for depositary shares.

Listing

We intend to apply to list the depositary shares on The New York Stock Exchange under the symbol “CLV” and we expect trading to commence within 30 days of the first original issuance date of the depositary shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the depositary shares representing fractional interests in the mandatory convertible preferred stock listed on The New York Stock Exchange. Listing the depositary shares on The New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect there will be any separate public trading market for the shares of the mandatory convertible preferred stock except as represented by the depositary shares.

Form and Notices

The mandatory convertible preferred stock will be issued in registered form to the bank depositary, and the depositary shares will be issued in book-entry only form through DTC prior to the conversion of the mandatory convertible preferred stock, as described under “— Book-entry, Settlement and Clearance” in this section. The bank depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of our mandatory convertible preferred stock.

Book-entry, Settlement and Clearance

The global security

The depositary shares will be initially issued in the form of a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the bank depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriter; and
•	ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global security

All interests in the global security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the depositary shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;
•	will not receive or be entitled to receive physical, certificated securities; and
•	will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the bank depositary under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the depositary shares represented by the global security will be made by the bank depositary to DTC’s nominee as the registered holder of the global security. Neither we nor the bank depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated securities

Depositary shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the depositary shares only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or
•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

U.S. FEDERAL TAX CONSIDERATIONS

The following is a general discussion of U.S. federal income tax considerations and, for Non-U.S. Holders (as defined below), certain estate tax considerations related to the ownership, conversion and disposition of depositary shares offered by this prospectus supplement and the ownership and disposition of shares of our common stock into which the mandatory convertible preferred stock will be converted. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and currently effective administrative rulings and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the Internal Revenue Service (“IRS”) or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax considerations discussed below or that any position taken by the IRS would not be sustained.

This discussion is limited to beneficial owners of depositary shares that will hold the depositary shares, and shares of our common stock into which the mandatory convertible preferred stock will be converted, as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all U.S. federal income and estate tax considerations that may be applicable to beneficial owners’ particular circumstances or to beneficial owners that may be subject to special tax rules, such as, for example:

•	beneficial owners subject to the alternative minimum tax;
•	banks, insurance companies, or other financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt organizations;
•	brokers and dealers in securities or commodities;
•	U.S. expatriates or former long-term residents of the United States;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;
•	persons that will hold the depositary shares or our common shares as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;
•	persons deemed to sell the depositary shares or our common shares under the constructive sale provisions of the Code; or
•	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes owns depositary shares or common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are an entity or arrangement classified as a partnership for U.S. federal income tax purposes that will own depositary shares or common shares (or a partner of such a partnership), you are urged to consult your own tax advisors regarding the tax consequences to you of owning and disposing of the depositary shares or our common shares.

Beneficial owners of depositary shares will be treated as owners of an interest in the corresponding portion of the underlying mandatorily convertible preferred stock for U.S. federal income tax purposes.

Prospective purchasers of depositary shares are urged to consult their own tax advisors with respect to the application of U.S. federal income and estate tax laws to their particular situations as well as any tax considerations arising under other U.S. federal tax laws (such as the gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

This subsection describes the tax considerations for a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of depositary shares or common shares and you are: (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxed as a corporation) created or organized (or treated as created or organized) in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Depositary Shares and Common Sharers

Cash distributions to a U.S. Holder with respect to depositary shares or common shares will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, as of the end of the taxable year of the distribution. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, it will be treated as a non-taxable return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s tax basis in the depositary shares or common shares (as applicable). Any remaining excess will be treated as gain from the sale or exchange of the shares under “—Sale, Exchange or Other Taxable Disposition of Depositary Shares and Common Shares,” below.

Distributions constituting dividends will be includible in income by a U.S. Holder and taxable as ordinary income when received. Distributions constituting dividends paid to corporate U.S. Holders will generally qualify for a dividends-received deduction, provided that certain conditions are met. Under current law, distributions constituting dividends received by individual and other non-corporate U.S. Holders will generally constitute “qualified dividend income,” which will generally be subject to U.S. federal income tax at the lower rates applicable to long-term capital gains, provided that certain holding period and other requirements are met. U.S. Holders are urged to consult their own tax advisors concerning the applicability of these rules to their particular circumstances.

A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in the depositary shares could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce its tax basis in the depositary shares in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the reduction exceeds the corporate U.S. Holder’s tax basis in the depositary shares, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will generally be required to treat any loss on the sale of the depositary shares in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the lower tax rates applicable to “qualified dividend income” (discussed above). U.S. Holders are urged to consult their own tax advisors regarding the potential application of the extraordinary dividend rules in light of their particular circumstances.

Adjustments to the Conversion Rate

The conversion rate of the mandatory convertible preferred stock will be adjusted in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may, in some circumstances, result in a deemed distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Holder of the mandatory convertible preferred stock, however, will generally not be considered to result in a deemed distribution to the U.S. Holder. Certain of the possible conversion rate adjustments provided in the terms of the mandatory convertible preferred stock (including adjustments in respect of taxable dividends paid to beneficial owners of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If adjustments that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, U.S. Holders of mandatory convertible preferred stock will be deemed to have received a distribution even though they have not received any cash or property. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain as described above under “— Distributions on Depositary Shares and Common Shares.”

Conversion of Mandatory Convertible Preferred Stock into Common Stock

A U.S. Holder generally will not recognize any income, gain, or loss upon the mandatory or optional conversion of mandatory convertible preferred stock into common stock. However, any cash or common stock a U.S. Holder receives in respect of dividends in arrears should generally be taxable as described in “— Distributions on Depositary Shares and Common Stock” above. For purposes of this discussion, the term “dividends in arrears” does not include accrued but unpaid dividends paid in respect of the dividend period containing the date of conversion (the tax treatment of which is discussed below).

Any cash received in lieu of a fractional share of common stock will generally be treated as if a U.S. Holder received the fractional share and then received the cash in redemption of the fractional share. The deemed redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s tax basis allocable to the fractional share.

A U.S. Holder’s tax basis in the common stock received upon a conversion (other than common stock received with respect to dividends in arrears, but including any tax basis allocable to a fractional share) will generally equal the tax basis of the mandatory convertible preferred stock that was converted. A U.S. Holder’s tax basis in a fractional share will be determined by allocating its tax basis in the common stock between the common stock received upon conversion and the fractional share in accordance with their respective fair market values. A U.S. Holder’s holding period for the common stock received upon conversion (other than common stock received in respect of dividends in arrears) will include the U.S. Holder’s holding period for the depositary shares.

Upon conversions of our mandatory convertible preferred stock, we may, in respect of any such conversion, pay common stock and/or cash in respect of accrued and unpaid dividends for any portion of the dividend period containing the date of conversion (as described under “Description of Mandatory Convertible Preferred Stock — Mandatory Conversion”), as well as common stock and/or cash in respect of the present value of future dividends (as described under “Description of Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”). The tax treatment of the receipt of such payment of cash or common stock is uncertain. Although not free from doubt, we believe that any such cash or common stock should be treated as additional consideration received in the conversion. In the event we choose to pay a U.S. Holder cash in respect of a portion of the then-current dividend period or in respect of future dividends, although not free from doubt, we believe that the receipt of such cash should be treated as additional consideration and should be taxable to the extent of any gain realized by the U.S. Holder. For this purpose, a U.S. Holder realizes gain on the conversion equal to the excess, if any, of (i) the sum of the fair market value of our common stock received (including any fractional common share for which cash is received, but excluding common stock received in respect of dividends in arrears) and the cash received attributable to a portion of the then-current dividend period and/or to future dividends over (ii) the U.S. Holder’s tax basis in our depositary shares immediately prior to conversion. The character of such gain is uncertain. If we have current or accumulated earnings and profits at the time of the conversion, this gain would be taxable as dividend income to the extent thereof, if the receipt of the cash attributable to accrued and unpaid dividends for the current period and/or to future dividends is considered to have the effect of a dividend (which generally would be the case if the receipt of such cash did not result in a meaningful reduction in such beneficial owner’s equity interest in us, as determined for U.S. federal income tax purposes), and thereafter as capital gain. If the conversion did result in a meaningful reduction, such gain would be capital gain in its entirety. To the extent the amount of cash received exceeds the gain realized, the excess amount will not be taxable to such U.S. Holder but will reduce its tax basis in our common stock received upon conversion (other than common stock received with respect to dividends in arrears). A U.S. Holder will not be permitted to recognize any loss realized by it upon conversion of mandatory convertible preferred stock into common stock. In the event we pay such U.S. Holder common stock in respect of a portion of the then-current dividend period or in respect of future dividends, although not free from doubt, we believe the receipt of such stock should be treated as consideration received upon conversion of the mandatory convertible preferred stock, and should in such case be taxed as described in the first paragraph above under the heading “— Conversion of Mandatory Convertible Preferred Stock into Common Stock.”

U.S. Holders should be aware that the tax treatment described in the preceding paragraph for payments of cash or common stock is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to a portion of the then-current dividend period or to future dividends represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “— Distributions Generally.”

In the event the mandatory convertible preferred stock is converted pursuant to certain other transactions, including our consolidation or merger into another person (see “Description of Mandatory Convertible Preferred Stock — Recapitalizations, Reclassifications and Changes in Our Common Stock”), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. Each U.S. Holder should consult its tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Because payments of common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if backup withholding is required with respect to a U.S. Holder (e.g., because such U.S. Holder failed to establish an exemption from backup withholding), the applicable withholding agent may withhold such payments from shares of common stock payable to such holder or current or subsequent payments of cash.

Sale, Exchange or Other Taxable Disposition of Depositary Shares and Common Shares

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange or other taxable disposition of depositary shares (other than a conversion into common stock) or of common shares equal to the difference between the amount realized upon the disposition and such U.S. Holder’s tax basis in the shares sold or exchanged. For a discussion of a U.S. Holder’s tax basis and holding period in respect of common shares received in the conversion of the mandatory convertible preferred stock, see “— Conversion of Mandatory Convertible Preferred Stock into Common Stock” above. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the depositary shares or common stock sold or exchanged is more than one year. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, generally are eligible for preferential rates of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax

Certain U.S. Holders who are individuals, estates, or trusts will be subject to a 3.8% Medicare tax on the lesser of (1) their “net investment income” for the relevant taxable year and (2) the excess of their modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its dividend income and its net gain from the disposition of stock including our depositary shares and common shares. U.S. Holders that are an individual, estate, or trust are urged to consult their own tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of their investment in depositary shares and common shares.

Information Reporting and Backup Withholding on U.S. Holders

In general, information reporting requirements will apply to payments of dividends and the proceeds of certain sales and other taxable dispositions of depositary shares and common shares unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that payments to you are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Non-U.S. Holders

This subsection describes the tax considerations for a Non-U.S. Holder. You are a Non-U.S. Holder if you are a beneficial owner of depositary shares or common shares and are an individual, corporation, estate or trust that is not a U.S. Holder.

Distributions on Depositary Shares and Common Shares

If we pay cash or distribute property to Non-U.S. Holders of depositary shares or common shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s tax basis in depositary shares or common shares (as applicable). Any remaining excess will be treated as gain from the sale or exchange of the depositary shares or common shares (as applicable) and will be treated as described under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Depositary Shares or Common Shares” below.

Actual and constructive dividends (as discussed in the next paragraph) that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to (i) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that it is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) if our shares are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations. These forms may need to be updated periodically. A Non-U.S. Holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Under certain circumstances described above in “— U.S. Holders — Adjustments to the Conversion Rate,” Non-U.S. Holders may be deemed to receive constructive dividends. Because any constructive dividend to a Non-U.S. Holder will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, any withholding tax required to be collected may be offset against the fair market value of any common stock, cash payments or other distributions otherwise deliverable to you. As a result, if we make (or fail to make) an adjustment to the conversion rate that gives rise to a constructive dividend, Non-U.S. Holders should expect additional U.S. withholding on subsequent distributions.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States, are subject to U.S. federal income tax on a net-income basis at the U.S. federal income tax rates generally applicable to a U.S. person and are not subject to withholding of U.S. federal income tax, provided that the Non-U.S. Holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any such effectively connected dividends (and, if required, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) received by a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of Depositary Shares and Common Sharers

Any gain recognized by a Non-U.S. Holder on a sale, exchange or other taxable disposition of depositary shares and common shares generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States),

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or
•	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes and the Non-U.S. Holder is not eligible for an exemption under an applicable income tax treaty or otherwise as described below.

Gain described in the first bullet point above will be subject to tax at the U.S. federal income tax rates generally applicable to a U.S. person, and such Non-U.S. Holder will be required to file a U.S. tax return. Any gain of a corporate Non-U.S. Holder that is described in the first bullet above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized on the sale, exchange or other disposition of depositary shares or common shares, which may be offset by certain U.S.-source capital losses (even though such individual is not considered a resident of the United States) during the taxable year of disposition.

With respect to the third bullet point above, a U.S. corporation is generally a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe we currently are likely a USRPHC. However, if and for so long as our common shares and our depositary shares are considered to be “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to such gain if the Non-U.S. Holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of (i) the five-year period ending on the date of disposition of the common shares or depositary shares (as applicable) or (ii) the Non-U.S. Holder’s holding period for the common shares or depositary shares (as applicable), 5% or less of our common shares or depositary shares (as applicable). Our common shares are currently listed on the NYSE and we expect that, for as long as our common shares continue to be so listed, our common shares will be treated as “regularly traded on an established market.” We intend to apply to list the depositary shares on the NYSE under the symbol “CLV.” For so long as the depositary shares are listed on the NYSE, we expect that the depositary shares will be treated as “regularly traded on an established securities market.” However, even if the depositary shares are not considered to be “regularly traded on an established securities market,” gain arising from the sale or other taxable disposition of depositary shares by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is part of a class of stock that is “regularly traded on an established securities market” and the Non-U.S. Holder has not, at the time it acquires the depositary shares and at certain other times described in the applicable Treasury Regulations, directly or indirectly held depositary shares (and in certain cases other direct or indirect interests in our stock) that had a fair market value in excess of 5% of the fair market value of all of our outstanding common stock. If our common shares and depositary shares are considered to be “regularly traded on an established securities market” and if we are a USRPHC (as described above) at any time during the relevant period, a Non-U.S. Holder that held, directly or constructively (by application of certain attribution rules), more than 5% of our common shares or our depositary shares during the relevant period will be subject to tax on the net gain derived from a taxable disposition at the U.S. federal income tax rates generally applicable to a U.S. person. In addition, if our depositary shares are considered to be “regularly traded on an established securities market,” a Non-U.S. Holder may recognize gain upon a conversion of the mandatory convertible preferred stock into common stock. Non-U.S. Holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

Subject to the discussion above concerning ownership of shares of a USRPHC and the discussion above under “— U.S. Holders — Conversion of Mandatory Convertible Preferred Stock into Common Stock,” a Non-U.S. Holder will generally not recognize any gain in respect of the receipt of common shares upon the conversion of our mandatory convertible preferred stock. However, any cash or common stock a Non-U.S.

Holder receives in respect of dividends in arrears will generally be treated as a taxable distribution subject to withholding, as described above in “— Distributions on Depositary Shares and Common Shares.” The tax treatment of any cash or common stock received in respect of accrued and unpaid dividends for any portion of the dividend period containing the date of conversion and in respect of the present value of future dividends is uncertain. Non-U.S. Holders should expect a withholding agent to withhold on any such cash payment. In addition, cash received in lieu of a fractional share of common stock will generally be treated as described above in “— Sale, Exchange or Other Taxable Disposition of Depositary Shares and Common Shares.”

If mandatory convertible preferred stock is converted pursuant to certain other transactions, including our consolidation or merger into another person (see “Description of Mandatory Convertible Preferred Stock —  Recapitalizations, Reclassifications and Changes in our Common Stock”), the tax treatment of the conversion will depend upon the facts underlying the particular transaction triggering the conversion. Under those circumstances, Non-U.S. Holders should consult their own tax advisors to determine the specific tax treatment of a conversion.

U.S. Federal Estate Tax

Our depositary shares and common shares owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each Non-U.S. Holder of our depositary shares and common shares the amount of dividends paid to such Non-U.S. Holder and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of depositary shares and common shares to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the Non-U.S. Holder establishes that it is not a U.S. person.

Under some circumstances, Treasury Regulations may require backup withholding of U.S. federal income tax, currently at a rate of 28%, on dividend payments and gross proceeds with respect to the depositary shares and our common shares. A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if the payor has actual knowledge, or reason to know, that a beneficial owner is a U.S. person. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such Non-U.S. Holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Additional FATCA Withholding for Certain Payments to Non-U.S. Entities

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), when applicable, will impose a U.S. federal withholding tax of 30% on dividends on our depositary shares and our common shares and gross proceeds from the disposition of our depositary shares and our common shares, paid to (i) “foreign financial institutions” (as defined in Section 1471 of the Code) unless they agrees to collect and disclose to the IRS information regarding direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. If the payee is a foreign financial institution, to avoid this tax it must (a) establish that it is entitled to an exemption, or (b) enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In certain circumstances, if a foreign financial institution is not exempt from this tax, a beneficial owner may be eligible for refunds or credits of this tax. Under recently issued final Treasury Regulations, the withholding obligations described above will apply to payments of dividends on our depositary shares and our common shares made on or after January 1, 2014, and to payments of gross proceeds from a sale or other disposition of our depositary shares and our common shares on or after January 1, 2017. Prospective Non-U.S. Holders should consult their own tax advisors regarding the implications of FATCA and the recently issued Treasury Regulations on their investment in our depositary shares.

Prospective purchasers of depositary shares are urged to consult their own tax advisors with respect to the tax consequences to them of the ownership, conversion and disposition of depositary shares and of the ownership and disposition of our common shares, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the depositary shares described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of depositary shares listed next to its name in the following table:

Name	Number of Depositary Shares
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Total	20,000,000

The underwriters are committed to purchase all the depositary shares offered by us if they purchase any depositary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters are offering the depositary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the depositary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the depositary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per depositary share. After the initial public offering of the depositary shares, the offering price and other selling terms may be changed by the underwriters. Sales of depositary shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 3,000,000 additional depositary shares from us to cover sales of depositary shares by the underwriters which exceed the number of depositary shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any depositary shares are purchased with this over-allotment option, the underwriters will purchase depositary shares in approximately the same proportion as shown in the table above. If any additional depositary shares are purchased, the underwriters will offer the additional depositary shares on the same terms as those on which the depositary shares are being offered.

The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The underwriting fee is $      per depositary share. The following table shows the per depositary share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional depositary shares.

	Without over-allotment exercise	With full over-allotment exercise
Per Depositary Share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $400,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of depositary shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any common shares or any securities convertible into or exercisable or exchangeable for our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of common shares, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus supplement, other than (1) depositary shares to be sold pursuant to this offering, (2) the concurrent offering of our common shares, (3) common shares issued upon the exercise or settlement of any equity awards under our equity compensation plans existing on the date of the agreement, (4) the grant of options or other equity awards under our equity compensation plans existing on the date of the agreement, (5) common shares to be sold to our deferred compensation plans and savings plans existing on the date of the agreement and (6) any common shares issued upon conversion of the mandatory convertible preferred stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, except that such extension will not apply if, within three business days prior to the 15th calendar day before the last day of the 90-day period, we deliver a certificate, signed by our Chief Financial Officer or Chief Executive Officer, certifying on our behalf that the common shares are “actively traded securities” (as defined in Regulation M) and each of the underwriters has Rule 139 under the Rules and Regulations of the Securities Act of 1933, available to them for publications or distributions of research reports about us.

Our directors and executive officers have entered into lock-up agreements with the underwriters pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for common shares (including, without limitation, common shares or such other securities which may be deemed to be beneficially owned by such directors and officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares or such other securities, regardless of whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of common shares or such other securities, in cash or otherwise; or (3) make any demand for or exercise any right with respect to the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares; in each case other than (A) the transfer of common shares to us to satisfy any payment or withholding obligations in connection with the vesting, exercise or settlement of any equity awards under our equity compensation plans existing on the date of the agreement; (B) the transfer of common shares by will or intestacy; (C) transfers of common shares as a bona fide gift or gifts; (D) transfers of common shares to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (“immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); and (E) the establishment of, but not any sales pursuant to, a Rule 10b5-1 plan; provided that in the case of any transfer or distribution pursuant to clause (B), (C) or (D), each transferee shall execute and deliver to J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated a lock-up letter in the form of this paragraph; provided, further, that in the case of any transfer or distribution, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day restricted period referred to above or for transfers made pursuant to clause (A) above a filing on Form 4 made when required); provided, further, that in the case of any establishment of a Rule 10b5-1 plan, no filing by any party under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such establishment of a Rule 10b5-1 plan (other than any disclosure in a filing pursuant to Section 16 of the Exchange Act) without the written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, unless such party is required to do so by applicable law or the rules and regulations of any applicable stock exchange upon which the common shares of Cliffs are listed; and provided further that during the period beginning on the earlier of (i) the date on which the underwriters exercise their option to purchase additional depositary shares or (ii) the date that is 20 days after the date of this prospectus supplement, and ending on the last day of the 90 day restricted period, the restrictions set forth in this paragraph shall only apply with respect to eighty-percent (80%) of the common shares held by our directors and executive officers as of the date of the agreement. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, except that such extension will not apply if, within three business days prior to the 15th calendar day before the last day of the 90-day period, we deliver a certificate, signed by our Chief Financial Officer or Chief Executive Officer, certifying on our behalf that the common shares are “actively traded securities” (as defined in Regulation M) and each of the underwriters has Rule 139 under the Rules and Regulations of the Securities Act of 1933, available to them for publications or distributions of research reports about us.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling depositary shares in the open market for the purpose of preventing or retarding a decline in the market price of the depositary shares while this offering is in progress. These stabilizing transactions may include making short sales of depositary shares, which involves the sale by the underwriters of a greater number of depositary shares than they are required to purchase in this offering, and purchasing depositary shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing depositary shares in the open market. In making this determination, the underwriters will consider, among other things, the price of depositary shares available for purchase in the open market compared to the price at which the underwriters may purchase depositary shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase depositary shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the depositary shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase depositary shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those depositary shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the depositary shares or preventing or retarding a decline in the market price of the depositary shares, and, as a result, the price of the depositary shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the depositary shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The depositary shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such depositary shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any depositary shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the EEA

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of depositary shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the depositary shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of depositary shares may be made to the public in that Relevant Member State at any time:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of depositary shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any depositary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a qualified investor as defined in the Prospectus Directive, and (B) in the case of any depositary shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the depositary shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale, or (y) where depositary shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors as defined in the Prospectus Directive, the offer of those depositary shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any depositary shares to be offered so as to enable an investor to decide to purchase any depositary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression

“Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”) received by it in connection with the issue or sale of depositary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the depositary shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The depositary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the depositary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Cliffs or the depositary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of depositary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of depositary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in France

This prospectus supplement (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).

This prospectus supplement has not been and will not be submitted to the French Autorité des marchés financiers (“AMF”) for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

1.	the transaction does not require a prospectus to be submitted for approval to the AMF;
2.	persons or entities referred to in Point 2°, Section II of Article L.411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and
3.	the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus supplement is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus supplement. This prospectus supplement has been distributed on the understanding that such recipients will only participate in the issue or sale of depositary shares of Cliffs for their own account and undertake not to transfer, directly or indirectly, depositary shares of Cliffs to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Conflicts of Interest

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future, various financial advisory and/or derivatives, commercial banking or investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are parties to and lenders under our amended and restated multicurrency credit agreement and our term loan facility. Our amended and restated multicurrency credit agreement and our term loan facility were negotiated on an arms’ length basis and contain customary terms pursuant to which the lenders receive customary fees. Because at least 5% of the net proceeds of this offering, not including underwriting compensation, may be used to repay the amounts outstanding under our term loan facility extended by affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, such underwriters will be considered to have a “conflict of interest” with us in regards to this offering under FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc. Because of the manner in which the proceeds may be used, the offering will be conducted in accordance with FINRA Rule 5121. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales of the depositary shares to any account over which they exercise discretionary authority without the prior written consent of the customer.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Jones Day will pass upon the validity of the depositary shares for Cliffs. Certain legal matters relating to the offering of the depositary shares will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Cliffs Natural Resources Inc.’s Annual Report on Form 10-K and the effectiveness of Cliffs Natural Resources Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The information incorporated in this prospectus concerning estimates of our proven and probable reserves for our (a) Hibbing Taconite and Bloom Lake properties and (b) Cliffs Logan County Coal and Pinnacle properties was derived from the reports of SRK Consulting (U.S.), Inc. and Cardno MM&A, respectively, and has been incorporated herein upon the authority of SRK Consulting (U.S.), Inc. and Cardno MM&A, respectively, as experts with respect to the matters covered by such reports and in giving such reports.

The information incorporated in this prospectus concerning our mineralized material estimates for our (a) Decar, (b) Labrador Trough South and (c) Freewest properties was derived from the reports of Caracle Creek International Consulting Inc., G H Wahl & Associates Consulting and Sibley Basin Group Geological Consulting Services Ltd., respectively, and has been incorporated herein upon the authority of Caracle Creek International Consulting Inc., G H Wahl & Associates Consulting and Sibley Basin Group Geological Consulting Services Ltd., respectively, as experts with respect to the matters covered by such reports and in giving such reports.

Prospectus

Cliffs Natural Resources Inc.

Common Shares
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
Debt Securities
Units

We may offer and sell from time to time our common shares, preferred stock, depositary shares, warrants, subscription rights and debt securities, as well as units that include any of these securities.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” on page 0 of this prospectus and the information included and incorporated by reference in this prospectus.

Our common shares are listed on the New York Stock Exchange and the Professional Segment of NYSE Euronext Paris under the symbol “CLF.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our” or “Cliffs” or other similar terms mean Cliffs Natural Resources Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at www.cliffsnaturalresources.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2012; and
•	Current Reports on Form 8-K, as filed with the SEC on January 3, 2013, January 4, 2013, January 18, 2013 and January 24, 2013.

We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.cliffsnaturalresources.com or by requesting the filings in writing or by telephone at the following address and telephone number.

Cliffs Natural Resources Inc.
Investor Relations
200 Public Square
Suite 3300
Cleveland, Ohio 44114
Telephone Number: (216) 694-5700

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; estimates of our economic iron ore and coal reserves; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China;
•	trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices;
•	our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited, or Consolidated Thompson);
•	our ability to successfully identify and consummate any strategic investments and complete planned divestitures;
•	the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration;
•	the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all;
•	our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism;
•	the impact of price-adjustment factors on our sales contracts;
•	changes in sales volume or mix;
•	our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve;
•	the impact of our customers using other methods to produce steel or reducing their steel production;
•	events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets;
•	the results of prefeasibility and feasibility studies in relation to projects;
•	impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes;
•	our ability to cost effectively achieve planned production rates or levels;
•	uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events;

•	adverse changes in currency values, currency exchange rates, interest rates and tax laws;
•	availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans;
•	our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms;
•	risks related to international operations;
•	availability of capital equipment and component parts;
•	potential existence of significant deficiencies or material weakness in our internal control over financial reporting;
•	problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and
•	other risks described in our reports filed with the SEC.

These factors and the other risk factors described in this prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

OUR BUSINESS

Cliffs Natural Resources Inc. traces its corporate history back to 1847. Today, we are an international mining and natural resources company. A member of the S&P 500 Index, we are a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Driven by the core values of safety, social, environmental and capital stewardship, our associates across the globe endeavor to provide all stakeholders operating and financial transparency. We are organized through a global commercial group responsible for sales and delivery of our products and a global operations group responsible for the production of the minerals that we market. Our operations are organized according to product category and geographic location: U.S. Iron Ore, Eastern Canadian Iron Ore, North American Coal, Asia Pacific Iron Ore, Latin American Iron Ore, Ferroalloys and our Global Exploration Group.

In the United States, we operate five iron ore mines in Michigan and Minnesota, six metallurgical coal mines located in West Virginia and Alabama, and one thermal coal mine located in West Virginia. We also operate two iron ore mines in Eastern Canada. Our Asia Pacific operations consist solely of our Koolyanobbing iron ore mining complex in Western Australia as of December 31, 2012. Our 50 percent equity interest in Cockatoo Island, an iron ore mine, and our 45 percent economic interest in Sonoma, a coking and thermal coal mine, also were included in these operations through their sale dates in the third and fourth quarters of 2012, respectively. In Latin America, we have a 30 percent interest in Amapá, a Brazilian iron ore operation, the sale of which our Board of Directors approved in December 2012, and, in Ontario, Canada, we have a major chromite project that advanced to the feasibility study stage of development in May of 2012. In addition, our Global Exploration Group is focused on early involvement in exploration activities to identify new world-class projects for future development or projects that add significant value to existing operations.

Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114. Our main telephone number is (216) 694-5700, and our website address is www.cliffsnaturalresources.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q, which have been or will be incorporated by reference into this document. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;
•	additions to working capital;
•	capital expenditures; and
•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Year ended December 31,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	—	11.0x	18.2x	5.9x	14.3x
Ratios of earnings to combined fixed charges and preferred stock dividends	—	11.0x	18.2x	5.9x	13.9x

“Fixed charges” represent interest expense, capitalized interest, acceleration of debt issuance costs and the interest portion of rental expense. “Earnings” represent the consolidated pretax income from continuing operations before extraordinary items (excluding undistributed earnings of non-consolidated affiliates), net adjustments for capitalized interest and fixed charges deducted from earnings. For the year ended December 31, 2012, there was a deficiency of earnings to cover the fixed charges of $902.9 million. The insufficient earnings were primarily due to the adverse impact of impairment charges, establishment of valuation allowances against certain deferred tax assets and unfavorable spending, which were partially offset by total increased iron ore and coal production sales volumes at most of our operations around the world.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the terms and provisions of our capital stock. The rights of our shareholders are governed by the Ohio Revised Code, our Second Amended Articles of Incorporation, which we refer to as our Articles of Incorporation, and our Regulations, which we refer to as our regulations. This summary is qualified by reference to our governing corporate instruments to which we have referred you and applicable provisions of Ohio law. To obtain a copy of our Articles of Incorporation and regulations, see “Where You Can Find More Information.”

Common Shares

We have authorized 400,000,000 common shares, par value $0.125 per share. The holders of our common shares are entitled to one vote for each share on all matters upon which shareholders have the right to vote and, upon proper notice, are entitled to cumulative voting rights in the election of directors. Our common shares do not have any preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund. Holders of our common shares are entitled to receive such dividends as our directors from time to time may declare out of funds legally available therefore. Entitlement to dividends is subject to the preferences granted to other classes of securities we have or may have outstanding in the future. In the event of our liquidation, holders of our common shares are entitled to share in any of our assets remaining after satisfaction in full of our liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities we have or may have outstanding in the future.

The transfer agent and registrar for our common shares is Wells Fargo Shareowner Services.

Preferred Stock

We have authorized 3,000,000 shares of serial preferred stock, Class A, without par value, which we refer to as Class A Preferred Stock, and 4,000,000 shares of serial preferred stock, Class B, without par value, which we refer to as Class B Preferred Stock. Under our Articles of Incorporation, our board of directors can issue, without further shareholder action, up to 3,000,000 shares of Class A Preferred Stock and up to 4,000,000 shares of Class B Preferred Stock, which we refer to collectively as Preferred Stock, in each case, with such rights and restrictions as set forth as the express terms of the Class A Preferred Stock and the Class B Preferred Stock, respectively, in our Articles of Incorporation and with such additional provisions as our board of directors may determine, including dividend, redemption, sinking fund, liquidation and conversion (with respect to Class A Preferred Stock only) rights, and additional restrictions.

In some cases, the issuance of Preferred Stock could delay, defer or prevent a change in control and make it harder to remove present management, without further action by our shareholders. Under some circumstances, Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of our common shares if we liquidate or dissolve and could also restrict or limit dividend payments to holders of our common shares.

Class A Preferred Stock

Dividends

The holders of Class A Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class A Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by our board of directors, dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.

Redemption

Subject to the express terms of each series of Class A Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class A Preferred Stock of any series at the time outstanding at the option of our board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class A Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.

Liquidation

The holders of Class A Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full, out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class A Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.

Voting

The holders of Class A Preferred Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders; and, except as otherwise provided in our Articles of Incorporation or required by law, the holders of Class A Preferred Stock and the holders of common shares shall vote together as one class on all matters presented to the shareholders. If we default in the payment of dividends on any series of Class A Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class A Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class A Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class A Preferred Stock then outstanding have been paid for one year.

Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or the Regulations that adversely affects the preferences or voting or other rights of the holders of Class A Preferred Stock;
•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class A Preferred Stock; or
•	the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class A Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class A Preferred Stock, unless all dividends on all Class A Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class A Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock voting separately as a class; or
•	the authorization of any shares ranking on a parity with the Class A Preferred Stock or an increase in the authorized number of shares of Class A Preferred Stock.

Conversion

The Board may create one or more series of Class A Preferred Stock that may be convertible into common shares, upon the terms as our board of directors may fix, as provided by our Articles of Incorporation.

Class B Preferred Stock

Dividends

The holders of Class B Preferred Stock of each series, in preference to the holders of common shares and of any other class of shares ranking junior to the Class B Preferred Stock, shall be entitled to receive out of any funds legally available therefor and when and as declared by the board of directors dividends in cash at the rate for such series fixed in accordance with the provisions of our Articles of Incorporation, payable on the dividend payment dates fixed for such series. Accumulations of dividends, if any, shall not bear interest.

Redemption

Subject to the express terms of each series of Class B Preferred Stock and to the provisions of our Articles of Incorporation, we (i) may, from time to time, redeem all or any part of the Class B Preferred Stock of any series at the time outstanding at the option of the board of directors at the applicable redemption price for such series fixed in accordance with the provisions of our Articles of Incorporation, and (ii) shall, from time to time, make such redemptions of the Class B Preferred Stock of any series as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of our Articles of Incorporation, together in each case with (A) all then accrued and unpaid dividends upon such shares for all dividend payment dates on or prior to the redemption date and (B) if the redemption date is not a dividend payment date for such series, a proportionate dividend, based on the number of elapsed days, for the period from the day after the most recent such dividend payment date through the redemption date.

Liquidation

The holders of Class B Preferred Stock of any series, shall, in case of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to the Class B Preferred Stock, the amounts fixed with respect to shares of such series in accordance with our Articles of Incorporation.

Voting

Except as provided in our Articles of Incorporation, or as required by law, the holders of Class B Preferred Stock shall not be entitled to vote. If we default in the payment of dividends on any series of Class B Preferred Stock outstanding, in an amount equal to six full quarterly dividends on any such series, whether or not consecutive and whether or not declared, the holders of Class B Preferred Stock will have the right to elect two directors to our board of directors. Such directors will remain until all accrued and unpaid dividends on all series of Class B Preferred Stock then outstanding have been paid or, in the case of non-cumulative dividends, until full dividends on all series of Class B Preferred Stock then outstanding have been paid for one year.

Except as provided in our Articles of Incorporation, the affirmative vote of the holders of at least 2/3 of the Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	any amendment, alteration or repeal of our Articles of Incorporation or the Regulations that adversely affects the preferences or voting or other rights of the holders of Class B Preferred Stock;
•	the authorization, creation or increase in the authorized amount of any shares of any class or any security convertible into any class, in either case, ranking prior to the Class B Preferred Stock; or
•	the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Class B Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Class B Preferred Stock, unless all dividends on all Class B Preferred Stock then outstanding for all previous dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

The affirmative vote of the holders of at least a majority of the shares of Class B Preferred Stock at the time outstanding shall vote separately as a class and shall be necessary to effect any one or more of the following:

•	our consolidation or merger with or into any other corporation to the extent any such consolidation or merger shall be required, pursuant to any applicable statute, to be approved by the holders of the shares of Class A Preferred Stock voting separately as a class; or
•	the authorization of any shares ranking on a parity with the Class B Preferred Stock or an increase in the authorized number of shares of Class B Preferred Stock.

Conversion

Class B Preferred Stock may not be convertible into common shares or into shares of any other class or series of ours.

Ohio Control Share Acquisition Statute

The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Neither our Second Amended Articles of Incorporation nor our regulations contain a provision opting out of this statute.

Ohio Interested Shareholder Statute

Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or
•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer depositary shares representing fractional shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The particular terms of the depositary shares, including the fraction of a preferred share that such depositary share will represent, and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement.

The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the bank depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the shares of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to the holders of depositary shares.

The following description is a general summary of some common provisions of a deposit agreement and the related depositary receipts. The description below and in any prospectus supplement does not include all of the terms of the deposit agreement and the related depositary receipts. Copies of the form of deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the deposit agreement and the related depositary receipts, see “Where You Can Find More Information.”

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by the holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed; or
•	there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of us and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by a holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control from performing our obligations under the deposit agreement. The obligations of the bank depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares of preferred stock unless reasonably satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and the successor’s acceptance of this appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the deposit agreement.

DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of common shares, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.

Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, see “Where You Can Find More Information.”

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the designation and terms of the debt securities purchasable upon exercise of the warrants;
•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;
•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;
•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;
•	the dates on which the right to exercise the warrants will commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;
•	information relating to book-entry procedures, if any;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material United States federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants;
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•	any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue common shares, preferred stock or depositary shares will describe the terms of the common shares warrants, preferred stock warrants and depositary share warrants, including the following:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the designation and terms of the common shares, preferred stock or depositary shares that may be purchased upon exercise of the warrants;
•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the number of shares of common shares or preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;
•	the dates on which the right to exercise the warrants commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material United States federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants;
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of common shares, shares of preferred stock or depositary shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our common shares, preferred stock, depositary shares or debt securities, the holder will not have any rights as a holder of our common shares, preferred stock, depositary shares or debt securities, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue to our stockholders subscription rights to purchase our common shares, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The particular terms of the subscription rights and the extent, if any, to which the general terms and provisions may apply to the subscription rights so offered will be described in the applicable prospectus supplement.

Subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our stockholders. A copy of the form of subscription rights certificate will be filed with the SEC each time we issue subscription rights, and you should read that document for provisions that may be important to you. For more information on how you can obtain a copy of any subscription rights certificate, see “Where You Can Find More Information.”

The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:

•	the exercise price for the subscription rights;
•	the number of subscription rights issued to each stockholder;
•	the extent to which the subscription rights are transferable;
•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;
•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that we may issue. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

The debt securities will be issued under an indenture, dated as of March 17, 2010, between us and U.S. Bank National Association, as trustee. The indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”

Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “we,” “us,” “our” or “Cliffs” in this section, we mean Cliffs Natural Resources Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, senior unsecured obligations and will rank equally with all of our other unsecured indebtedness.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in a resolution of our Board of Directors, supplemental indenture or officers’ certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series. Debt securities may differ between series in respect to any matter, but all series of debt securities will be equally and ratably entitled to the benefits of the indenture. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of the series of debt securities;
•	the price or prices (expressed as a percentage of the principal amount) at which the series of debt securities will be issued;
•	any limit on the aggregate principal amount of the series of debt securities;
•	the date or dates on which the principal of the series of debt securities is payable;
•	the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;
•	the place or places where the principal of, and interest, if any, on the series of debt securities will be payable;
•	if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the series of debt securities may be redeemed (in whole or in part) at our option;

•	any obligation we may have to redeem or purchase the series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the series of debt securities and the terms and conditions of such obligation;
•	the dates, if any, on which and the price or prices at which we will repurchase the series of debt securities at the option of the holders of that series of debt securities and other detailed terms and provisions of such repurchase obligations;
•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•	the form of the series of debt securities and whether the series of debt securities will be issuable as global debt securities and any appropriate legends if the debt securities are discount securities;
•	the portion of principal amount of the series of debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount thereof;
•	the currency of denomination of the series of debt securities and, if other than U.S. Dollars or the ECU, the agency or organization, if any, responsible for overseeing such currency;
•	the designation of the currency, currencies or currency units in which payment of principal of and interest, if any, on the series of debt securities will be made;
•	if payments of principal of or interest, if any, on the series of debt securities will be made in one or more currencies or currency units other than that or those in which the series of debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;
•	the manner in which the amounts of payment of principal of or interest, if any, on the series of debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;
•	any provisions relating to any security provided for the series of debt securities;
•	any addition to or change in the Events of Default (as defined below) described in the prospectus or in the indenture which applies to the series of debt securities and any change in the right of the trustee or the requisite holders of the series of debt securities to declare the principal amount thereof due and payable;
•	any addition to or change in the covenants described in the prospectus or in the indenture with respect to the series of debt securities;
•	any other terms of the series of debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such series);
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture;
•	any provisions relating to conversion of the series of debt securities (including price, period, whether such conversion is mandatory or is at the option of the holders or at our option, events requiring an adjustment of conversion price, and provisions affecting conversion of the series of debt securities redeemed); and
•	whether the series of debt securities will be senior or subordinated debt securities and, if applicable, a description of the subordination terms thereof.

In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the resolution of our Board of Directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, which we refer to as the Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security) as set forth in the applicable prospectus supplement. Except as set forth under the heading “— Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.  You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities (except as expressly permitted under the indenture), but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us of the certificate to the new holder or the issuance by us of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be issued to the Depositary or a nominee of the Depositary and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to such global debt security for purposes of obtaining any consents, declarations, waivers or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest, if any, on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for such global debt security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 90 days of such event or (ii) we execute and deliver to the trustee an officers’ certificate to the effect that such global debt security shall be so exchangeable. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (we refer to each such person as a successor person) unless:

•	we are the surviving corporation or the successor person (if other than Cliffs) is a corporation, partnership or limited liability company organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or passage of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and
•	certain other conditions provided for in the indenture are met.

Notwithstanding the above, any subsidiary of ours may consolidate with, merge into or transfer all or part of its properties to us or our subsidiaries.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following events, unless in the board resolution, supplemental indenture or officers’ certificate, it is provided that such series of debt securities shall not have the benefit of a particular Event of Default:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of such period of 30 days);
•	default in the payment of principal of any debt security of that series at maturity or which such principal otherwise becomes due and payable;
•	default is made in the deposit of any sinking fund payment when as due by the terms of a security;
•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after written notice thereof has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;
•	certain events of bankruptcy, insolvency or reorganization; and
•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable board resolution, supplemental indenture or officers’ certificate establishing such series of debt securities.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We will describe in the prospectus supplement relating to any series of debt securities that are discount securities the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any loss, liability, cost or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and
•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable security or indemnity reasonably acceptable to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision of the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and interest, if any, on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee an officers’ certificate as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any event which, after notice or passage of time, or both, would become an Event of Default or any Event of Default (except in payment of principal of or interest on any debt securities of that series) with respect to debt securities of that series if the trustee in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•	reduce the principal or change the stated maturity date of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;
•	reduce the principal amount of discount securities payable upon acceleration of maturity;
•	waive a default in the payment of the principal of or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);
•	make the principal of or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or
•	waive a redemption payment that is made at our option, with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default or any existing default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or interest, if any, on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to apply funds, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, that such deposit will not result in a breach or violation of, or constitute a default under the indenture or any other material agreement to which we are bound and we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions as described below:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be described in the applicable board resolution, supplemental indenture or officers’ certificate establishing such series of debt securities; and
•	any omission to comply with those covenants will not constitute an event which, after notice or passage of time, or both, would become an Event of Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	depositing with the trustee in trust money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;
•	that such deposit will not result in a breach or violation of, or constitute a default under the indenture or any other agreement to which we are bound; and
•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Certain Defined Terms

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged; or
•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which, in either case are not callable or redeemable at the option of the issuer thereof.

“U.S. Government Obligations” means debt securities that are:

•	direct obligations of The United States of America for the payment of which its full faith and credit is pledged; or
•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of The United States of America the full and timely payment of which is unconditionally guaranteed as full faith and credit obligation by The United States of America, which, in either case, are not callable or redeemable at the option of the issuer itself and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt. Except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;
•	directly to purchasers;
•	in a rights offering;
•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;
•	through agents; or
•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price or initial public offering price of the securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of the securities being offered hereby.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Cliffs Natural Resources Inc.’s Annual Report on Form 10-K, and the effectiveness of Cliffs Natural Resources Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The information incorporated in this prospectus concerning estimates of our proven and probable reserves for our (a) Hibbing Taconite and Bloom Lake properties and (b) Cliffs Logan County Coal and Pinnacle properties was derived from the reports of SRK Consulting (U.S.), Inc. and Cardno MM&A, respectively, and has been incorporated herein upon the authority of SRK Consulting (U.S.), Inc. and Cardno MM&A, respectively, as experts with respect to the matters covered by such reports and in giving such reports.

The information incorporated in this prospectus concerning our mineralized material estimates for our (a) Decar, (b) Labrador Trough South and (c) Freewest properties was derived from the reports of Caracle Creek International Consulting Inc., G H Wahl & Associates Consulting and Sibley Basin Group Geological Consulting Services Ltd., respectively, and has been incorporated herein upon the authority of Caracle Creek International Consulting Inc., G H Wahl & Associates Consulting and Sibley Basin Group Geological Consulting Services Ltd., respectively, as experts with respect to the matters covered by such reports and in giving such reports.